UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ALLIANCE ONE INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

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ALLIANCE ONE INTERNATIONAL, INC.

8001 Aerial Center Parkway

Morrisville, North Carolina 27560

Notice of Annual Meeting of Shareholders

To be Held August 8, 2013

Dear Shareholder:

You are cordially invited to attend the 2013 Annual Meeting of Shareholders of Alliance One International, Inc. (“Alliance One” or the “Company”), to be held at the Embassy Suites Raleigh-Durham/Research Triangle, Smith and Cameron Rooms, 201 Harrison Oaks Boulevard, Cary, North Carolina, on Thursday, August 8, 2013 at 10:00 a.m. to:

(a)	elect four directors to serve until the 2016 annual meeting, and one director to serve until the 2015 annual meeting, each as named in the accompanying proxy statement;

(b)	ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 31, 2014;

(c)	adopt a resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the accompanying proxy statement;

(d)	vote on a shareholder proposal requesting the preparation of annual reports on lobbying activities; and

(f)	transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on June 7, 2013 will be entitled to vote at the meeting.

The Company’s proxy statement and proxy are enclosed, as is the Annual Report to shareholders for the fiscal year ended March 31, 2013.

By Order of the Board of Directors

William L. O’Quinn, Jr.
Secretary

July 8, 2013

Important Notice Regarding the Availability of Proxy Materials

for

The Annual Meeting of Shareholders to be Held on August 8, 2013

The Proxy Statement and Annual Report are available on the internet at:

http://www.astproxyportal.com/ast/25603/

YOUR VOTE IS VERY IMPORTANT TO US. FOR VOTING INSTRUCTIONS, PLEASE SEE FREQUENTLY ASKED QUESTION NUMBER 5, WHICH APPEARS ON PAGE 1 OF THIS PROXY STATEMENT.

ALLIANCE ONE INTERNATIONAL, INC.

PROXY STATEMENT

FREQUENTLY ASKED QUESTIONS

1.	Who is soliciting my proxy?

The Board of Directors is soliciting your proxy for the annual meeting of shareholders to be held on Thursday, August 8, 2013, in order to provide you the opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend the meeting in person.

2.	Who pays for the solicitation of proxies?

Alliance One bears the cost of soliciting proxies, and will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy materials to the beneficial owners of stock. The Company may utilize employees to solicit proxies by mail, in person or by telephone. The Company has engaged Georgeson Inc., to assist in the solicitation of proxies and provide informational support for a service fee and the reimbursement of customary disbursements that together are not expected to exceed $10,000 in the aggregate.

3.	Who is entitled to vote?

You may vote if you owned shares of Alliance One common stock on June 7, 2013, the date established by the Board for determining shareholders entitled to vote at the annual meeting. On that date there were 87,640,640 shares of common stock outstanding and entitled to vote, with each such share having the right to one vote.

4.	What is the difference between holding shares as a registered shareholder and holding the shares in street name?

If your shares are owned directly in your name with our transfer agent, American Stock Transfer & Trust Company (“American Stock Transfer”), you are considered a registered shareholder with respect to those shares.

If your shares are held in a brokerage account or by a bank, you hold the shares in street name.

5.	How do I vote my shares?

Even if you plan to attend the Annual Meeting, you are encouraged to vote your shares by proxy.

If you are a registered shareholder, you may vote your shares: (i) by returning a properly executed proxy card in the envelope provided; or (ii) in person at the Annual Meeting.

If you hold your shares in street name, you may vote: (i) via the internet, by telephone or by returning by mail a properly executed proxy card, depending upon the method(s) made available by your bank or broker; or (ii) in person at the Annual Meeting; however, to vote in person at the Annual Meeting you must contact your bank or broker and obtain a legal proxy to bring to the Annual Meeting.

6.	Will my shares be voted if I do not return my proxy card or instruction form?

If you are a registered shareholder or if you hold restricted stock, your shares will not be voted unless (i) your proxy card is signed and returned, or (ii) you attend the Annual Meeting and vote in person.

If your shares are held in street name, your shares may be voted even if you do not vote by internet, by telephone or by providing voting instructions on your proxy card. Brokerage firms have the authority under the New York Stock Exchange (“NYSE”) rules to vote shares on behalf of their customers on certain “routine” matters if you do not provide the brokerage firm with voting instructions. The ratification of the selection of independent auditors is considered a routine matter for which brokerage firms may vote shares without voting instructions from the customer. The election of director nominees, the advisory vote to approve the compensation of executive officers and the vote on the shareholder proposal are not considered “routine” under NYSE rules. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” It is important therefore that you provide appropriate voting instructions to your brokerage firm with respect to your vote on these matters.

7.	What does it mean if I receive more than one proxy card or instruction form?

It means that you have multiple accounts with our transfer agent and/or banks or brokers. Please vote all of the shares. For assistance consolidating your accounts to the extent possible, you may contact our transfer agent, American Stock Transfer, at 1-866-627-2656.

8.	Can I change my vote after returning my proxy card or instruction form?

If you are a registered shareholder you may revoke your proxy at any time before it is voted. A proxy can be changed or revoked by voting in person at the Annual Meeting, delivering another later dated proxy or notifying Alliance One’s Secretary in writing that you want to change or revoke your proxy.

If you hold your shares in nominee or “street name” through a bank or broker, you must follow the instructions provided by your bank or broker, or contact your bank or broker regarding the revocation of your proxy. If you have obtained a legal proxy from your bank or broker giving you the right to vote your shares, you may change your vote by attending the Annual Meeting and voting in person.

All signed proxies that have not been revoked will be voted at the meeting.

9.	How many votes are needed to hold the meeting?

A quorum is necessary to conduct business at the annual meeting. A quorum will exist at the meeting if holders of record of a majority of the issued and outstanding shares of Alliance One common stock as of June 7, 2013 are present in person at the meeting, or represented by proxy at the meeting. For the purpose of determining whether there is a quorum at the meeting, shares represented by proxy at the meeting include shares that are voted as abstentions or with respect to which votes are withheld on a signed proxy and shares held by a broker or bank on behalf of their customers that are voted on any matter.

If a quorum is not present, the meeting may be adjourned from time to time without any further notice other than announcement at the meeting.

10.	What items of business will be conducted at the meeting?

•	The election of four directors to serve until the 2016 annual meeting, and one director to serve until the 2015 annual meeting, or, in each case, until the election of their respective successors.

•	The ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 31, 2014.

•	The adoption of a resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement.

•	Vote on a shareholder proposal requesting the preparation of annual reports on lobbying activities.

•	Any other business properly brought before the meeting.

11.	How many votes are needed to elect the nominees for director?

The election of each nominee for director requires a plurality of the votes cast by shareholders entitled to vote at the meeting. Because directors are elected by a plurality, abstentions, withheld votes and broker non-votes will have no effect on their election.

However, pursuant to the Company’s Corporate Governance Guidelines, any person (including an incumbent Director) nominated for election as a Director who is elected by a plurality of votes cast for his or her election, but who does not receive a majority of the votes cast for his or her election, must promptly tender his or her resignation following certification of the shareholder vote. Thereafter, the Board, acting on the recommendation of the Governance and Nominating Committee, must determine within 90 days after the certification of the shareholder vote whether to accept the resignation.

12.	How many votes are needed to ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors?

The selection of Deloitte & Touche, LLP as the Company’s independent auditors will be ratified if the votes cast “For” exceed the votes cast “Against.” Abstentions will not be included in the vote totals for the ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors.

13.	What are the voting choices when casting the advisory vote on the compensation of the Company’s named executive officers and what is the effect of the vote?

When voting on the compensation of the Company’s named executive officers, shareholders may:

•	vote in favor of the compensation of the Company’s named executive officers;

•	vote against the compensation of the Company’s named executive officers; or

•	abstain from voting.

The resolution approving, on an advisory basis, the compensation of the Company’s named executive officers will be adopted if the votes cast “FOR” the resolution exceed the votes cast “AGAINST” the resolution. This vote is not binding upon the Company, the Board or the Executive Compensation Committee. Nevertheless, the Executive Compensation Committee values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

14.	How many votes are needed to approve the shareholder proposal requesting the preparation of annual reports on lobbying activities?

The shareholder proposal will be approved if the votes cast “FOR” exceed the votes cast “AGAINST.” Abstentions and broker non-votes will not be included in the vote totals for the approval of the shareholder proposal.

15.	What are the Board’s recommendations on the matters to be presented for a shareholder vote?

The Board recommends that shareholders vote:

•	“FOR” the election as directors of the five nominees named in this proxy statement;

•	“FOR” ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 31, 2014;

•	“FOR” adoption of a resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this accompanying proxy statement; and

•	“AGAINST” approval of the shareholder proposal requesting the preparation of annual reports on lobbying activities.

16.	What if I do not specify how I want my shares voted?

Unless you specify to the contrary, all of your shares represented by valid proxies will be voted “FOR” the election of the director nominees named in this proxy statement; “FOR” ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors; “FOR” adoption of a resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this accompanying proxy statement; “AGAINST” the approval of the shareholder proposal requesting the preparation of annual reports on lobbying activities; and in accordance with the discretion of the proxy holders on any other matter that properly comes before the annual meeting.

17.	How will proxies be voted on other matters that are properly brought before the meeting?

The Company is not aware of any other business to be presented at the meeting. However, if any other matter is properly brought before the meeting, the proxies received will be voted on those items in accordance with the discretion of the proxy holders.

18.	Will the directors be present at the meeting?

It is Alliance One’s policy that directors attend the annual meetings of shareholders and we currently expect all of our directors whose service will continue after the 2013 annual meeting to attend the 2013 annual meeting.

19.	Will shareholders have an opportunity to ask questions at the meeting?

Yes. Following action on the items to be presented to the shareholders for a vote at the meeting, Company representatives will be available to answer shareholder questions.

GOVERNANCE OF THE COMPANY

The Board fosters and encourages an environment of strong corporate governance, including disclosure controls and procedures, internal controls, fiscal accountability, high ethical standards and compliance with applicable policies, laws and regulations. Re-examining Company practices and setting new standards is an ongoing process as the area of corporate governance continues to evolve. Therefore, the Board has charged the Governance and Nominating Committee to periodically review and recommend appropriate changes to the Board’s governance practices and policies.

Shareholder Access to Governance Documents

Website

The Company’s governance-related documents are available on its website at www.aointl.com. Available documents include the Company’s Corporate Governance Guidelines, Code of Business Conduct and charters of the Audit, Executive Compensation and Governance and Nominating Committees. When changes are made to any of these documents, updated copies are posted on the website as soon as practical thereafter.

Written Request

Copies of the Company’s governance documents are also available, free of charge, by written request addressed to: Corporate Secretary, Alliance One International, Inc., 8001 Aerial Center Parkway, P. O. Box 2009, Morrisville, North Carolina 27560.

Communications to the Board of Directors

Shareholders and interested parties may communicate with the Board of Directors, any committee of the Board, the Lead Independent Director or any individual director, as appropriate. Communications must be made in writing to the Corporate Secretary, Alliance One International, Inc., 8001 Aerial Center Parkway, P. O. Box 2009, Morrisville, North Carolina 27560. The Secretary will determine in his good faith judgment which communications to relay to the applicable directors.

See the paragraphs entitled “Shareholder Nominations - 2014 Annual Meeting” and “Shareholder Proposals – 2014 Annual Meeting,” for guidelines specific to those types of communications with the Board.

Code of Business Conduct

Alliance One has a Code of Business Conduct that clearly defines the Company’s expectations for legal and ethical behavior on the part of every Alliance One director, officer, employee and agent. The Code of Business Conduct also governs Alliance One’s principal executive officer, principal financial officer and principal accounting officer. It is designed to deter wrongdoing and promote honest and ethical business conduct in all aspects of the Company’s affairs. Any waiver of the Code of Business Conduct for any director or executive officer would require approval by the Board of Directors and would be disclosed immediately thereafter to shareholders via the Company’s website, www.aointl.com.

Corporate Governance Guidelines

The Alliance One Corporate Governance Guidelines, in conjunction with the charters of key Board committees, inform shareholders, employees, customers and other constituents of the Board’s principles as a governing body. The Guidelines are reviewed at least annually by the Board.

Determination of Independence of Directors

For a director to be deemed “independent,” the Board of Directors of Alliance One must affirmatively determine that the director has no material relationship with Alliance One either directly or as a partner, shareholder or officer of an organization that has a relationship with Alliance One. In making this determination, the Board applies the following standards:

•

A director who is an employee, or whose immediate family member is an executive officer of Alliance One, is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following such employment.

•

A director who receives (or whose immediate family member receives) more than $120,000 per year in direct compensation from Alliance One is not independent until three years after he or she ceases to receive more than $120,000 per year in such compensation (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or Chief Executive Officer will not count toward the $120,000 limitation.

•	A director who is a current partner or employee of (or whose immediate family member is a current partner of) Alliance One’s internal or external auditor is not independent.

•	A director who has an immediate family member who is an employee of Alliance One’s internal or external auditor and who personally works on the Company’s current audit is not independent.

•

A director who (or whose immediate family member) was within the past three years a partner or employee of Alliance One’s internal or external auditor and personally worked on the Company’s audit during that time is not independent.

•

A director who is employed (or whose immediate family member is employed) as an executive officer of another company where any of Alliance One’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or employment relationship.

•

A director who is an employee (or whose immediate family member is an executive officer) of a company that makes payments to, or receives payments from, Alliance One for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not independent until three years after falling below such threshold.

Board Leadership Structure

The Bylaws of the Company provide that the Board shall designate a Chairman of the Board from its membership. It is the Board’s preferred governance structure to separate the roles of Chairman and Chief Executive Officer (“CEO”). The Chairman presides at all meetings of the shareholders, the Board of Directors and the Executive Committee and has such other powers as are conferred upon him or her by the Board. Mark W. Kehaya currently serves as Chairman of the Board and J. Pieter Sikkel serves as President and CEO.

The Company’s Corporate Governance Guidelines provide that if the current governance structure changes and the Chairman also serves as CEO, Board members should raise any issues regarding the performance or compensation of the CEO with the Chairman of the Executive Compensation Committee and all other issues should be raised with the Lead Independent Director.

The Governance and Nominating Committee annually recommends a Lead Independent Director for approval by the Board. The role of the Lead Independent Director is to preside at executive sessions of the non-management directors, act as the liaison between the non-management directors and the CEO, and consult with the Chairman and CEO on Board agendas as necessary. There is no mandatory rotation or term limit associated with the role of Lead Independent Director.

The Board’s Role in Risk Oversight

Our Company faces a variety of risks, including credit, liquidity, operational, regulatory, environmental and others regularly disclosed in our public filings. The Board believes that an effective risk management system is necessary to (1) identify material risks that the Company faces, (2) communicate necessary information with respect to such risks to senior management and, as appropriate, the Board or its committees, (3) implement appropriate and responsive risk management strategies consistent with the Company’s risk profile, and (4) integrate risk management into the Company’s decision making.

The Board has delegated to the Audit Committee the primary responsibility for overseeing risk management. The Audit Committee is comprised solely of independent directors and, pursuant to its charter, periodically discusses policies with management with respect to risk assessment and risk management and assesses the steps management has taken to minimize such risks to the Company. The Audit Committee makes periodic reports to the Board regarding the Company’s risks and regarding its analyses and conclusions as to the adequacy of the Company’s risk management processes.

The Board encourages management to promote a culture that incorporates risk management into our Company’s strategy and business operations. The Company maintains an active Compliance Program; at least quarterly the Company’s Global Disclosure Committee conducts a thorough and detailed review of risks, including potential risks, which are systematically reported and tracked through resolution; and, finally, the Company’s Risk Management Committee, comprised of senior management, actively oversees the processes by which risk assessment and risk management are undertaken.

Governance and Nominating Committee Process

Alliance One’s Board of Directors has a Governance and Nominating Committee composed entirely of independent directors and governed by a charter. As stated in the charter, it is the responsibility of the Committee to identify and evaluate potential candidates to serve on the Board. Candidates may be identified through a variety of means, including professional or personal contacts of directors, shareholder recommendations or a third-party firm engaged in the recruitment of directors. The Committee engaged Korn/Ferry International to assist it in identifying potential director nominees.

Candidates are assessed by the Committee in view of the responsibilities, qualifications and independence requirements set forth in the Corporate Governance Guidelines. Candidate assessment begins with a review of the candidate’s background, education, experience and other qualifications. Candidates viewed favorably by the Committee then meet, either individually or collectively, with the Chairman of the Board, the Chairman of the Governance and Nominating Committee and other directors as appropriate, prior to being recommended for election to the Board.

An invitation to join the Board of Directors is extended only after a candidate’s qualifications have been reviewed by the Committee, the Committee has formally recommended the candidate to the Board for approval, and the Board has approved the candidate’s election by a majority vote. Invitations are extended on behalf of the Board by the Chairman.

Director Conflicts of Interest

The Alliance One Corporate Governance Guidelines provide that if an actual or potential conflict of interest arises for a director, the director is required to promptly inform the Chief Executive Officer and the Lead Independent Director. If a significant conflict exists and cannot be resolved, the Corporate Governance Guidelines call for the director to resign. The Corporate Governance Guidelines call for all directors to recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Shareholder Nominations – 2014 Annual Meeting

Any shareholder entitled to vote in the election of directors generally may nominate at a meeting one or more persons for election as a director if written notice of such nomination or nominations is delivered or mailed to the Secretary of the Corporation in accordance with the Company’s Bylaws, which state that such notification must include:

•	the name, age and address of each proposed nominee;

•	the principal occupation of each proposed nominee;

•	the nominee’s qualifications to serve as a director;

•	the name and residence address of the notifying shareholders;

•	the number of shares owned by the notifying shareholder;

•	a description of agreements or arrangements between the notifying shareholder and any other person(s) in connection with director nominations;

•

a description of agreements or arrangements entered into by the notifying shareholder with the intent to mitigate loss, manage risk or benefit from changes in the stock price or increase or decrease the voting power of the notifying shareholder; and

•

a representation that the notifying shareholder is a holder of record of shares of capital stock of entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to make the nominations.

To be received in accordance with the Company’s Bylaws, nominations for the 2014 Annual Meeting must be received by the Secretary of the Company not later than April 10, 2014. The notice must be updated following the later of the record date or the first public announcement of the record date for the meeting to reflect changes to certain of this information. The Secretary will deliver all such notices to the Governance and Nominating Committee which will consider such candidates. The Governance and Nominating Committee shall thereafter make its recommendation to the Board of Directors, and the Board of Directors shall in turn make its determination with respect to whether such candidate should be nominated for election as a director.

Shareholder Proposals – 2014 Annual Meeting

To be considered for inclusion in the Company’s proxy statement for the 2014 Annual Meeting, shareholder proposals must be submitted in writing to the Secretary of the Corporation by March 10, 2014, and must be submitted in accordance with Rule 14a-8 of the Securities Exchange Act of 1934, the laws of the Commonwealth of Virginia and the Bylaws of the Company.

Pursuant to the Bylaws of the Company, in order for any business to be brought before the Annual Meeting by a shareholder, the proposal must be received by the Secretary of the Company not later than April 10, 2014. The notice must include as to each matter the shareholder proposes to bring before the Annual Meeting:

•	a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting;

•	the name and record address of the shareholder proposing the business;

•	the number of shares beneficially owned by the shareholder;

•	any material interest the shareholder has in such business;

•	a description of agreements or arrangements between the notifying shareholder and any other person(s) in connection with the proposal of business;

•

a description of agreements or arrangements entered into by the notifying shareholder with the intent to mitigate loss, manage risk or benefit from changes in the stock price or increase or decrease the voting power of the shareholder;

•

a representation that the notifying shareholder is a holder of record of shares of capital stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the business.

The notice must be updated following the later of the record date or the first public announcement of the record date for the meeting to reflect changes to certain of this information.

BOARD OF DIRECTORS

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s Bylaws currently provide that the Board of Directors consists of fourteen directors until the commencement of the annual meeting of shareholders held in 2013, at which time such number shall be eleven directors, divided into three classes as nearly equal in number as possible. Current directors Joseph L. Lanier, Jr., B. Clyde Preslar and William S. Sheridan will be retiring from the Board of Directors as of the commencement of the 2013 annual meeting. Jeffrey A. Eckmann, Carl L. Hausmann and John D. Rice joined the Board in June 2013 when the size of the Board was expanded from eleven to fourteen.

Typically, each class of directors serves for three years and one class is elected at each annual meeting. The term of directors elected by the Board between annual meetings of the shareholders expires at the next annual shareholders meeting. In order to rebalance the membership of the Board among the existing classes of directors, four directors (Ms. Fitzpatrick, and Messrs. Eckmann, Rice and Scher) have been nominated for election at the 2013 annual meeting to serve three-year terms as Class I directors, and one director (Mr. Hausmann) has been nominated for election at the 2013 annual meeting to serve a two-year term as a Class III director. Prior to becoming a director of the Company, Mr. Eckmann was recommended to the Governance and Nominating Committee by an independent director, and Messrs. Hausmann and Rice were recommended to the Governance and Nominating Committee by a third-party search firm.

Each of the five nominees is currently a director of Alliance One, with a term of office scheduled to expire at the 2013 annual meeting. The Governance and Nominating Committee has recommended to the Board of Directors and the Board of Directors has approved each of the nominees for election to the Board of Directors. The Board has determined that each of the nominees is independent from management. All nominees have consented to serve if elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

Director Biographies

The following information is furnished with respect to the nominees for election as directors at the 2013 annual meeting and the directors whose term of office will continue after the 2013 annual meeting:

Class I

Nominees for the Term Expiring in 2016

Jeffrey A. Eckmann – Age 60, Director since June 2013

Retired since April 2008. Group President of Reynolds American, Inc., a manufacturer of consumer tobacco products, from October 2006 to April 2008, Executive Vice President – Strategy and Business Development of Reynolds American, Inc., from January 2006 to October 2006, and Executive Vice President – Strategy, Integration, Information Technology and Business Development of Reynolds American, Inc., from September 2004 to January 2006. Senior Vice President and Chief Financial Officer of Brown & Williamson Tobacco Corporation, a manufacturer of consumer tobacco products, from January 2001 to August 2004.

Joyce L. Fitzpatrick – Age 58, Director since 2012

President of Fitzpatrick, Inc., a public relations firm concentrating in corporate and crisis communications, litigation support, issue management, media relations and public affairs, since 2002. Prior thereto, Ms. Fitzpatrick was a Senior Vice President at Ruder-Finn, Inc., a multinational public relations firm.

John D. Rice – Age 59, Director since June 2013

Retired since June 2012. Vice Chairman of Archer-Daniels-Midland Company, a Fortune 30 agribusiness, from November 2010 to June 2012. During his 36-year career with Archer-Daniels-Midland, Mr. Rice held numerous senior positions, including the roles of Executive Vice President – Commercial and Production from August 2007 to October 2010, Executive Vice President – Global Risk Management and Marketing from February 2005 to August 2007, and Senior Vice President – Corn Processing, Global BioProducts and Food from February 2000 to February 2005.

Norman A. Scher – Age 75, Director since 1995

Director of Special Projects for Tredegar Corporation, a manufacturer of plastic films and aluminum extrusions, since May 2011. Vice Chairman of the Board of Directors of Tredegar from March 2006 to May 2011, President and Chief Executive Officer of Tredegar from September 2001 through February 2006 and Executive Vice President and Chief Financial Officer of Tredegar from July 1989 to September 2001. Mr. Scher does not currently serve on the board of directors of any other public company, but within the last five years served as a director of Tredegar Corporation.

Class III

Nominee for the Term Expiring in 2015

Carl L. Hausmann – Age 66, Director since June 2013

Retired since June 2012. Managing Director – Global Government & Corporate Affairs of Bunge Limited, a leading global agribusiness and food company, from April 2010 to June 2012, having previously served as President and Chief Executive Officer of Bunge North America Inc., from January 2004 to March 2010, and President and Chief Executive Officer of Bunge Europe S.A. from October 2002 through December 2003. Prior thereto, Mr. Hausmann served as Chairman and Chief Executive Officer of Cereol SA, from June 2001 to October 2002.

Class II

Directors with a Term Expiring in 2014

C. Richard Green, Jr. – Age 69, Director since 2003

Retired since April 2002. Non-Executive Director of ITC Limited, a company in India engaged in operating hotels, agricultural exports and manufacturing cigarettes and paperboard, from July 1999 to April 2008. Regional Director of British American Tobacco, a multinational tobacco company, from January 1999 to April 2002. Mr. Green does not currently serve on the board of directors of any other public company, but within the last five years served as a director of ITC Limited.

Nigel G. Howard – Age 67, Director since 2005

Retired since December 2003. Non-Executive Chairman of Zotefoams PLC, a manufacturer of industrial foams, from January 2007 to present, and Non-Executive Director of Zotefoams from January 2006 to December 2006. Deputy Chief Executive of The Morgan Crucible Company plc, a designer, developer and supplier of products made from carbon, ceramic and magnetic materials, from September 2002 to December 2003, and Director of The Morgan Crucible Company from September 1992 to December 2003. Deputy Chairman, Assam Carbon Products, Ltd., India, March 1977 to August 2005. Mr. Howard currently serves on the board of directors of Zotefoams PLC.

J. Pieter Sikkel – Age 49, Director since 2011

President and Chief Executive Officer of Alliance One since March 1, 2013, having previously served as President from December 14, 2010 through February 28, 2013, as Executive Vice President – Business Strategy and Relationship Management from April 2007 through December 13, 2010, and as Regional Director of Asia from May 2005 until April 2007. Employed by Standard Commercial from January 1983 until May 2005, serving as Regional Director of Asia from March 1999 until May 2005, Country Manager of China from June 1991 until March 1999, and prior thereto in various positions in South Korea, the Philippines and Thailand.

Class III

Directors with a Term Expiring in 2015

John M. Hines – Age 73, Director since 1995

Private investor and consultant since 1996. Consultant to DIMON Incorporated (“DIMON”), from July 1996 to June 1998. Director and Executive Vice President of DIMON from April 1995 to June 1996, and Director, Executive Vice President and Chief Financial Officer of Monk-Austin, Inc., a NYSE-listed predecessor to DIMON, from 1992 to 1995.

Mark W. Kehaya – Age 45, Director since 2005

A founding partner of Meriturn Partners, LLC, an investment firm specializing in restructurings and turnarounds of middle-market companies, since January 2002. Mr. Kehaya served as Alliance One’s Interim Chief Executive Officer from December 14, 2010 through February 28, 2013. President, Chief Executive Officer and Chief Operating Officer of Eturn Communications, Inc., a software solutions provider, from November 2000 to October 2001; and from April 1993 until March 2000, employed by Standard Commercial Corporation (“Standard Commercial”), serving variously as Assistant to the President, Finance Director of the Tobacco Division, Vice President - Planning, and as Chief Executive Officer of Standard Commercial’s tobacco processing facility in St. Petersburg, Russia.

Martin R. Wade, III – Age 64, Director since 2001

President and Chief Executive Officer of Broadcaster, Inc. (formerly International Microcomputer Software Inc.), a company engaged in the game development and telecommunications businesses, since September 2006, and Chief Executive Officer of International Microcomputer Software Inc., since September 2001. Director, President and Chief Executive Officer of Digital Creative Development Corporation (DC2), a developer of entertainment content companies focusing on broadband content delivery and providing Internet-related business-to-business services, from May 2001 to August 2001. Director and Executive Vice President of DC2 from June 2000 to April 2001. Managing Director of Prudential Securities, Inc., a global securities firm, from May 1998 to June 2000. Mr. Wade currently serves on the board of directors of Broadcaster, Inc. and RDA Holding Co., and within the last five years has been a director of Advaxis, Inc., Command Security Corporation and Nexmed, Inc.

Director Qualifications

The Company’s Corporate Governance Guidelines require that our directors have diverse professional backgrounds, combine a broad spectrum of experience and expertise and possess a reputation for the highest personal and professional ethics, integrity and values. The Governance and Nominating Committee is responsible for identifying specific skills and characteristics that may be sought in light of the current make-up of the Board and its anticipated needs going forward, and considers factors including experience in areas relevant to the strategy and operations of the Company’s businesses, particularly the tobacco industry, the ability to actively participate in and contribute to the deliberations of the Board, international business experience, the capacity and desire to represent the balanced, best interest of the shareholders, the ability to exercise independent judgment and decision making, the time available to devote to the responsibilities of a director and the Board’s diversity of background, personal and professional experience, gender and ethnicity. Determination of whether an individual meets these qualifications is made in the business judgment of the Board. The Corporate Governance Guidelines do not include any limitations on the age of director nominees.

The Company believes that the Board meets the foregoing criteria and that, additionally, its members as a whole encompass a range of talent, skill, diversity and expertise enabling it to provide sound guidance with respect to the Company’s operations and interests. Potential candidates for membership on the Company’s Board are reviewed in the context of the current composition of the Board and the evolving needs of the Company. It is the Company’s policy to have a majority of directors qualify as “Independent” under the listing requirements of the New York Stock Exchange and the Company’s own Corporate Governance Guidelines. The Governance and Nominating Committee identifies candidates for election to the Board of Directors; reviews their skills, characteristics and experience; and recommends nominees for director to the Board for approval.

Each of the nominees for election as a director at the 2013 annual meeting and each of the Company’s current directors who will continue in office after the 2013 annual meeting hold or has held senior executive positions in large, complex organizations. In these positions they have also gained experience in core management skills such as strategic and financial planning, financial reporting, corporate governance, risk management and leadership development.

Several of our directors have direct experience in the tobacco industry in addition to their service as a director of our Company or one of its corporate predecessors. Mr. Hines has served as an Executive Vice President of, and a consultant to one of our corporate predecessors, as well as serving as a consultant to other businesses. Mr. Kehaya, prior to his service as the Company’s Interim Chief Executive Officer between December 2010 and February 2013, served in various management capacities for one of our corporate predecessors, including managing a tobacco processing facility in St. Petersburg, Russia; and has financial experience as a partner at Meriturn Partners, LLC and operating experience as Chief Executive Officer and Chief Operating Officer of Eturn Communications. Mr. Green has significant management experience in the tobacco industry, having served for many years as an executive of British American Tobacco and as a director of ITC Limited (India). Mr. Eckmann served in multiple executive capacities with both Reynolds American and Brown & Williamson, and also has substantial accounting and financial experience as the former Chief Financial Officer of Brown & Williamson. Mr. Sikkel has extensive tobacco industry experience, having served for over twenty years in management positions in the Company and one of our corporate predecessors.

Other directors have considerable managerial and other experience as executives in a broad range of industries. Mr. Wade has substantial managerial and operating experience as Chief Executive Officer of several firms and financial experience as a managing director of Prudential Securities. Mr. Rice has an extensive background in the operation and management of a multinational agribusiness, with multiple executive positions, including Vice Chair, over his 36-year career with Archer-Daniels-Midland. Mr. Hausmann similarly has extensive experience in managing global agribusiness organizations, including his service as President and Chief Executive Officer of Bunge North America and Chief Executive Officer of Cereol SA, as well as a depth in government and corporate affairs from his service as Managing Director of these functions at Bunge Limited. Mr. Scher has considerable managerial, operational and financial experience from his service in various executive capacities with Tredegar Corporation, including five years as its Chief Executive Officer and the prior twelve years as its Chief Financial Officer. Mr. Howard has significant managerial and international business experience as an executive of Morgan Crucible Company PLC and Assam Carbon Products, Ltd., India. Ms. Fitzpatrick combines executive experience as the president of a corporate communications firm for the past 10 years, and as an officer of a multinational public relations firm before that, with a depth of expertise and public relations experience developed over a more than 25 year career of providing strategic advice to corporations, universities and non-profit organizations.

In connection with his service as a partner at Meriturn Partners, LLC, an investment firm specializing in restructurings and turnarounds of middle-market companies, Mr. Kehaya served as interim Chief Executive Officer of Prime Tanning Co., Inc., between March 2009 and December 2009, until a permanent replacement could be found. On November 16, 2010, Prime Tanning Co., Inc., filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Maine.

The Governance and Nominating Committee and the Board believe that each of the nominees and the continuing directors has other key attributes that are important to an effective board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience and thought; and the commitment to devote significant time and energy to service on the Board and its Committees. Consideration of the specific experiences, qualifications and skills of the directors as listed above, as well as the common attributes listed in this paragraph, led to the conclusion that each of the nominees and continuing directors should serve as a director of the Company.

Board Diversity

Historically, the Board has implemented and assessed the effectiveness of its guideline to achieve diversity in professional backgrounds by reviewing and evaluating information detailing the positions held by incumbent directors and proposed director candidates, as well as the industries in which they work or had worked in the past. The Company’s Corporate Governance Guidelines provide that diversity of gender and ethnicity are factors that the Governance and Nominating Committee may consider in recommending nominees for election to the Board. These factors were considered by the Governance and Nominating Committee in making its recommendation that each of Jeffrey A. Eckmann, Joyce L. Fitzpatrick, Carl L. Hausmann, John D. Rice and Norman A. Scher be nominated for re-election to the Board. By the inclusion of these provisions to the Corporate Governance Guidelines, the Board encourages consideration of these factors, but does not anticipate that consideration of such matters of diversity would, of itself, result in the displacement of qualified incumbent directors. Instead, the Board anticipates that these factors have the most impact in the evaluation of new candidates joining the Board. The Board believes that the addition of Ms. Fitzpatrick contributes to the Board’s diversity.

Independence

The Board has affirmatively determined that the directors and nominees listed herein, with the exception of Mr. Kehaya who served as Interim Chief Executive Officer of the Company between December 2010 and February 2013, and Mr. Sikkel who is currently President and Chief Executive Officer of the Company, are independent as that term is defined under the Corporate Governance Standards of the New York Stock Exchange.

Director Stock Ownership Guidelines

In November 2012, the Board of Directors adopted amended stock ownership guidelines pursuant to which each then-incumbent non-management director has until three years thereafter, and each director elected after November 2012 has three years after the individual becomes a director, to accumulate ownership of Alliance One common stock having a market value that equals or exceeds three (3) times the then-current annual base cash retainer (excluding committee fees and equity grants) payable to non-management directors for their service on the Board. Shares held by immediate family members residing in the same household, shares of restricted stock (whether vested or unvested), and shares held in trust for the benefit of the director count toward the threshold established under such stock ownership guidelines. As of March 31, 2013, each of the non-management directors then in office owned shares in excess of the amount specified by the guidelines, other than Ms. Fitzpatrick, who has been a director for less than three years and is making progress toward the ownership threshold established by the guidelines.

Board Committees and Membership

The Board has standing Audit, Executive, Executive Compensation and Governance and Nominating Committees. With the exception of the Executive Committee, each committee operates under a charter approved by the Board. Such charters, containing descriptions of the committees’ responsibilities, are available on our website, www.aointl.com. All members of the Audit, Executive Compensation and Governance and Nominating Committees meet the requirements for independence set forth by the New York Stock Exchange in Section 303A.02 of the Listed Company Manual. Further, the Board has determined that each member of the Audit Committee meets the additional requirements for independence set forth by the New York Stock Exchange in Section 303A.07 of the Listed Company Manual, and that each member of the Executive Compensation Committee meets the additional requirements for independence set forth by the New York Stock Exchange in Section 303A.05 of the Listed Company Manual.

The following table indicates the current membership of, and number of meetings held during fiscal year 2013 by, each current committee of the Board. The Board anticipates that the membership of these committees will be adjusted following the 2013 annual meeting to reflect the retirement of Messrs. Lanier, Preslar and Sheridan and the recent additions of Messrs. Eckmann, Hausmann and Rice who have not yet been appointed to any committees.

Name	Audit		Executive		Executive Compensation		Governance and Nominating
Ms. Fitzpatrick					X		X
Mr. Green					X		X
Mr. Hines					X		X	*
Mr. Howard					X	*
Mr. Kehaya			X	*
Mr. Lanier			X		X
Mr. Preslar	X	*
Mr. Scher	X						X
Mr. Sheridan	X		X
Mr. Sikkel			X
Mr. Wade	X						X
FY2013
Meetings	7		0		7		8

*	Chair

The Audit Committee currently consists of Mr. Preslar (Chairman), Mr. Scher, Mr. Sheridan and Mr. Wade. This Committee’s principal responsibilities include overseeing accounting policies, auditing and reporting practices; selecting, overseeing, evaluating, compensating and replacing independent auditors; overseeing the internal audit function; evaluating the adequacy and effectiveness of internal controls and risk management policies; overseeing compliance with legal and regulatory requirements; providing for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters; and preparing a committee report for inclusion in the annual proxy statement.

The Executive Committee currently consists of Mr. Kehaya (Chairman), Mr. Lanier, Mr. Sheridan and Mr. Sikkel. This Committee meets on call and has the authority to act on behalf of the Board when the full Board is not in session.

The Executive Compensation Committee currently consists of Mr. Howard (Chairman), Ms. Fitzpatrick, Mr. Green, Mr. Hines and Mr. Lanier. This Committee’s principal responsibilities include reviewing and approving incentive compensation and equity-based plans consistent with shareholder-approved plans; where appropriate, making recommendations to the Board with respect to new incentive compensation plans and equity-based plans for Board or shareholder approval; reviewing and approving salaries and incentive awards for executive officers; reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer; evaluating CEO performance; recommending to the independent directors the compensation of the CEO, including base salary and incentive awards; and preparing a committee report on executive compensation for inclusion in the annual proxy statement.

The Governance and Nominating Committee currently consists of Mr. Hines (Chairman), Ms. Fitzpatrick, Mr. Green, Mr. Scher and Mr. Wade. This Committee’s principal responsibilities include analyzing the structure, size and composition of the Board; developing and monitoring director selection criteria; identifying, recruiting, evaluating and recommending to the Board qualified nominees for election to the Board of Directors at the Annual Meeting of Shareholders; reviewing and recommending to the Board Corporate Governance Guidelines; overseeing the adoption and periodic review of committee charters; overseeing the Company’s Compliance Program; recommending to the Board, when appropriate, the removal of a director; recommending to the Board directors to serve as Chairman, Lead Independent Director, committee chairs and committee members; recommending to the Board the retirement policy and remuneration of non-employee directors; providing for Board and committee self-evaluations; and reporting to the Board its conclusions regarding the Board’s effectiveness and performance.

Board Meetings

Alliance One’s non-management directors, all of whom are independent as that term is defined by the Corporate Governance Standards of the New York Stock Exchange, meet regularly in executive session. In accordance with Alliance One’s Corporate Governance Guidelines, the Lead Independent Director presides at executive sessions of non-management directors. During fiscal year 2013, Mr. Sheridan served as Lead Independent Director. The Board typically determines the Lead Independent Director at the first meeting of the Board of Directors following the annual shareholders meeting in conjunction with committee assignments.

During fiscal year 2013, there were seven meetings of the Board of Directors, and no director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees on which he or she served. All eleven directors then in office attended the 2012 annual meeting.

Compensation of Directors

Directors who are employees of the Company or its subsidiaries or who serve as paid consultants to the Company are not compensated for their services as director. The following table represents the fiscal year 2013 compensation for all directors then in office other than Mr. Sikkel and Mr. Kehaya. Compensation information for Mr. Sikkel and for Mr. Kehaya, including director fees Mr. Kehaya received in fiscal year 2013 after ceasing his service as Interim Chief Executive Officer, is disclosed herein under the section entitled “Executive Compensation Tables.” The following table does not include Messrs. Eckmann, Hausmann and Rice as such directors joined the Board after the conclusion of the 2013 fiscal year.

Director Compensation
Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	Total
Joyce L. Fitzpatrick	$52,393	$53,754	—	$106,147
C. Richard Green	$69,500	$53,754	—	$123,254
John M. Hines	$74,500	$53,754	—	$128,254
Nigel G. Howard	$69,500	$53,754	—	$123,254
Joseph L. Lanier, Jr.	$65,000	$53,754	—	$118,754
B. Clyde Preslar	$72,000	$53,754	—	$125,754
Norman A. Scher	$69,500	$53,754	—	$123,254
William S. Sheridan	$75,000	$53,754	—	$128,754
Martin R. Wade, III	$69,500	$53,754	—	$123,254

(1)	Independent directors received fees based on the following annual retainer schedule:

Type of Service	Annual Retainer
Board Member	$50,000
Lead Independent Director	$10,000
Audit Committee Member	$12,000
Audit Committee Chairman	$10,000
Executive Committee Member	$3,000
Executive Committee Chairman	$5,000
Executive Compensation Committee Member	$12,000
Executive Compensation Committee Chairman	$7,500
Governance & Nominating Committee Member	$7,500
Governance & Nominating Committee Chairman	$5,000

(2)

Pursuant to the Incentive Plan initially approved by shareholders on August 16, 2007, as amended and restated with shareholder approval on August 11, 2011 (the “2007 Incentive Plan”), non-employee directors may be granted common stock, performance shares or options to purchase common stock for a per share exercise price equal to the fair market value of one share of common stock on the date of the grant. On August 9, 2012, pursuant to the Incentive Plan and upon approval by the Board, each non-employee director, other than Mr. Kehaya, was awarded 18,600 shares of restricted stock. The restricted stock has a vesting date of one year from the date of grant. The values shown for the restricted stock reflect the grant date fair value of awards determined in accordance with ASC Topic 718. For a discussion of the assumptions used in the valuation of these awards, see Note 11 of Notes to Consolidated Financial Statements included in Alliance One’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013.

OWNERSHIP OF EQUITY SECURITIES

Stock Ownership of Management

The following table provides information as of April 30, 2013, with respect to the direct and indirect ownership of common stock by (1) each director and nominee for director; (2) each of the Company’s named executive officers; and (3) all directors, nominees and executive officers of the Company as a group. On April 30, 2013, there were 87,640,640 shares of Alliance One common stock outstanding, which number does not include shares owned by wholly-owned subsidiaries of the Company which are not entitled to vote their shares or to receive any dividends with respect to such shares.

Name of Beneficial Owner	Number of Shares with Sole Voting and Investment Power (1)	Number of Shares with Shared Voting and Investment Power (2)	Number of Shares Beneficially Owned(1) (2)		Percent of Class (1) (2)

Jose Maria Costa Garcia	122,347	—	122,347			*
J. Henry Denny	325,775	—	325,775			*
Jeffrey A. Eckmann	—	—	—		—
Joyce L. Fitzpatrick	18,600	—	18,600			*
C. Richard Green, Jr.	102,800	10,000	112,800			*
Carl L. Hausmann	—	—	—		—
John M. Hines	57,409	74,000	131,409			*
Nigel G. Howard	93,516	—	93,516			*
Mark W. Kehaya	1,597,809	3,877,413	5,475,222	(3)	6.23%
Joseph L. Lanier, Jr.	216,774	—	216,774			*
William L. O’Quinn, Jr.	98,206	—	98,206			*
B. Clyde Preslar	123,537	3,000	126,537			*
John D. Rice	—	—	—		—
Norman A. Scher	115,263	—	115,263			*
Robert A. Sheets	372,097	—	372,097			*
William S. Sheridan	31,149	103,940	135,089			*
J. Pieter Sikkel	423,691	—	423,691			*
Martin R. Wade, III	86,600	—	86,600			*

Executive Officers, Directors and Nominees for Director as a Group (includes 18 people total)	3,785,573	4,068,353	7,853,926		8.83%

*	Less than 1%.
(1)

Includes shares of common stock that may be acquired upon exercise of options that are currently exercisable or will become exercisable within sixty days of April 30, 2013, as follows: Mr. Costa Garcia, 79,675 shares; Mr. Denny, 283,000 shares; Mr. Eckmann, 0 shares; Mrs. Fitzpatrick, 0 shares; Mr. Green, 4,500 shares; Mr. Hausmann, 0 shares; Mr. Hines, 4,500 shares; Mr. Howard, 0 shares; Mr. Kehaya, 204,500 shares; Mr. Lanier, 4,500 shares; Mr. O’Quinn, 84,300 shares; Mr. Preslar, 4,500 shares; Mr. Rice, 0 shares; Mr. Scher, 4,500 shares; Mr. Sheets, 300,000 shares; Mr. Sheridan, 4,500 shares; Mr. Sikkel, 376,750 shares; Mr. Wade, 4,500 shares; and the executive officers, directors and nominees as a group, 1,280,050 shares.

Also includes restricted shares of common stock held as of April 30, 2013, as follows: Mr. Costa Garcia, 0 shares; Mr. Denny, 0 shares; Mr. Eckmann, 0 shares; Mrs. Fitzpatrick, 18,600 shares; Mr. Green, 18,600 shares; Mr. Hausmann, 0 shares; Mr. Hines, 18,600 shares; Mr. Howard, 18,600 shares; Mr. Kehaya, 0 shares; Mr. Lanier, 18,600 shares; Mr. O’Quinn, 0 shares; Mr. Preslar, 18,600 shares; Mr. Rice, 0 shares; Mr. Scher, 18,600 shares; Mr. Sheets, 0 shares; Mr. Sheridan, 18,600 shares; Mr. Sikkel, 0 shares; Mr. Wade, 18,600 shares; and the executive officers, directors and nominees as a group, 148,800 shares.

No restricted shares were awarded to executive officers in fiscal 2011, 2012 or 2013. The restricted shares awarded to non-employee directors remain restricted for one year from the date of the award, provided the recipient remains on the Board of the Company. Each of the recipients retains the right to vote the shares and receive any dividends on the shares until the shares are forfeited. The restricted shares cannot be transferred or assigned before they vest.

This number also includes shares owned by minor child(ren) of the reporting person, or held in a trust or other estate planning vehicle over which the reporting person is understood to have sole voting and investment power.

(2)	Includes shares owned by the spouse of the reporting person, either directly, jointly with the reporting person or as custodian for the minor child(ren) of the reporting person.
(3)

For Mr. Kehaya, the amount shown includes: (1) 1,089,259 shares held directly by Mr. Kehaya over which he has sole voting and dispositive power; (2) an aggregate of 10,874 shares held by Mr. Kehaya’s spouse as custodian for his children that Mr. Kehaya may be deemed to beneficially own; (3) 3,950 shares owned indirectly through a 401(k) plan; (4) 204,500 shares subject to presently exercisable options held by Mr. Kehaya; (5) 5,490 shares owned by Mr. Kehaya’s spouse that he may be deemed to beneficially own; (6) 300,100 shares held by trusts of which Mr. Kehaya as co-trustee has sole voting and dispositive power; and (7) 3,861,049 shares held by various trusts of which Mr. Kehaya is a co-trustee and over which he has shared voting and dispositive power.

Policies Prohibiting Hedging and Pledging Activities

The Company has adopted policies prohibiting directors and executive officers from engaging in any hedging or monetization transactions with respect to the Company’s securities, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the Company’s securities. In addition, the Company has adopted policies prohibiting directors and executive officers from pledging any Company stock, including without limitation, through the holding of the Company’s securities in margin accounts.

Stock Ownership of Certain Beneficial Owners

The following table sets forth the only persons known to the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock of the Company as of the dates set forth in the footnotes to the table:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)

The Baupost Group, L.L.C., et al. (2) 10 St. James Avenue, Suite 1700 Boston, Massachusetts 02116	8,786,700	10.03%

Donald Smith & Co., Inc. et al. (3) 152 West 57th Street New York, New York 10019	8,549,404	9.76%

Fine Capital Partners, L.P., et al. (4) 590 Madison Avenue, 27th Floor New York, New York 10022	8,338,410	9.51%

BlackRock Inc. (5) 40 East 52nd Street New York, NY 10022	6,779,782	7.74%

T. Rowe Price Associates, Inc. (6) 100 E. Pratt Street Baltimore, Maryland 21202	5,480,700	6.25%

Mark W. Kehaya (7) 234 Fayetteville Street Mall, Sixth Floor Raleigh, North Carolina 27601	5,475,222	6.23%

Dimensional Fund Advisors LP (8) Palisades West, Building One, 6300 Bee Cave Road Austin, Texas, 78746	5,110,871	5.83%

The Vanguard Group (9) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	5,003,659	5.71%

(1)

All percentages are based on 87,640,640 shares of Alliance One common stock outstanding on April 30, 2013, which number does not include shares owned by wholly-owned subsidiaries of the Company which are not entitled to vote their shares or to receive any dividends with respect to such shares.

(2)

Based solely on a Form 13F filed on February 13, 2013 reporting information as of December 31, 2012 and a Schedule 13G/A filed on December 9, 2010, reporting information as of November 30, 2010, that collectively indicate that The Baupost Group, L.L.C., SAK Corporation and Seth A. Klarman are the beneficial owners of 8,786,700 shares, and have shared voting power and shared dispositive power over all such shares.

(3)

Based solely on a Schedule 13G jointly filed by Donald Smith & Co., Inc. and Donald Smith Long/Short Equities Fund, L.P., filed on February 13, 2013, reporting information as of December 31, 2012, that indicates that Donald Smith & Co., Inc. has sole power to vote 6,741,556 shares and sole dispositive power over 8,549,404 shares, Donald Smith Long/Short Equities Fund, L.P. has sole power to vote 35,032 shares and that such persons have sole dispositive power over 8,549,404 shares.

(4)

Based solely on a Schedule 13G/A filed on February 14, 2013, reporting information as of December 31, 2012, that indicates that Fine Capital Partners, L.P., Fine Capital Advisors, LLC and Debra Fine are the beneficial owners of 8,338,410 shares, and have shared voting power and shared dispositive power over all such shares.

(5)

Based on a Schedule 13G/A filed by BlackRock, Inc. on February 8, 2013, reporting information as of December 31, 2012, such person beneficially owned 6,779,782 shares, having sole voting power and sole dispositive power over all such shares.

(6)

Based solely on a Schedule 13G/A filed on February 11, 2013, reporting information as of December 31, 2012, that indicates that T. Rowe Price Associates, Inc. (“Price Associates”), is the beneficial owner of 5,480,700 shares and has sole voting power over 1,895,400 shares and sole dispositive power over 5,480,700 shares. The Company has been advised by Price Associates that these shares are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

(7)

For Mr. Kehaya, the amount shown includes: (1) 1,089,259 shares held directly by Mr. Kehaya over which he has sole voting and dispositive power; (2) an aggregate of 10,874 shares held by Mr. Kehaya’s spouse as custodian for his children that Mr. Kehaya may be deemed to beneficially own; (3) 3,950 shares owned indirectly through a 401(k) plan; (4) 204,500 shares subject to presently exercisable options held by Mr. Kehaya; (5) 5,490 shares owned by Mr. Kehaya’s spouse that he may be deemed to beneficially own; (6) 300,100 shares held by trusts of which Mr. Kehaya as co-trustee has sole voting and dispositive power; and (7) 3,861,049 shares held by various trusts of which Mr. Kehaya is a co-trustee and over which he has shared voting and dispositive power.

(8)

Based solely on a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 11, 2013, reporting information as of December 31, 2012, such person beneficially owned 5,110,871 shares, having sole voting power over 5,065,341 shares and sole dispositive power over 5,110,871 shares.

(9)

Based solely on a Schedule 13G/A filed by The Vanguard Group on February 22, 2013, reporting information as of December 31, 2012, such person beneficially owned 5,003,659 shares, having sole voting power over 132,043 shares, sole dispositive power over 4,877,716 shares and shared dispositive power over 125,943 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that during the fiscal year ended March 31, 2013, all reports for the Company’s executive officers and directors that were required to be filed under Section 16(a) of the Securities Exchange Act of 1934 were filed on a timely basis, except that Jose Maria Costa Garcia, Executive Vice President – Global Operations and Supply Chain, was late in filing a Form 4 to report the vesting of restricted stock units awarded by the Company and the surrender of shares to the Company for income tax withholding in connection with the vesting of that award.

AUDIT MATTERS

Audit Committee Members and Meetings

Alliance One’s Board of Directors has an Audit Committee that is composed of Mr. Preslar (Chairman) and Messrs. Scher, Sheridan and Wade. The Committee met seven times during fiscal year 2013.

Financial Literacy and Expertise

The Board, upon recommendation of the Governance and Nominating Committee, has determined that each member of the Audit Committee is financially literate as that term is interpreted by the Board in its business judgment. The Board has further determined that each of Mr. Preslar, Mr. Sheridan and Mr. Wade meet the requirements of an audit committee financial expert, as that term is defined by the SEC in Item 407 of Regulation S-K. As stated above, Mr. Preslar, Mr. Sheridan and Mr. Wade have been determined to be independent from management in accordance with the categorical standards described above and the NYSE listed company guidelines.

Other Audit Committee Service

The Company currently does not limit the number of audit committees on which its Audit Committee members may serve. However, the Audit Committee charter approved by the Board stipulates that, if an Audit Committee member simultaneously serves on the audit committee of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of the director to effectively serve on the Company’s Audit Committee and disclose such determination in the annual proxy statement. None of the Audit Committee members currently serves on more than three audit committees of public companies.

Audit Committee Functions

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the Company’s accounting and financial reporting practices, and the quality and integrity of the Company’s financial reports. This includes the oversight of Alliance One’s financial statements provided to any governmental or regulatory body, the public or other users; the effectiveness of Alliance One’s internal control process; and Alliance One’s engagement of independent auditors. The Committee’s functions are described more fully in the section entitled “Board Committees and Membership.”

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities the Committee reviewed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee including, but not limited to, the standards of the Public Company Accounting Oversight Board regarding Statement on Auditing Standards No. 114, and the Committee has discussed any items required to be communicated to it by the independent auditors in accordance with regulations promulgated by the Securities and Exchange Commission and the Public Company Accounting Oversight Board and standards established by the American Institute of Certified Public Accountants and the Independence Standards Board.

The Committee has received from the independent auditors a letter describing any relationships with the Company that may bear on their independence and has discussed with the independent auditors the auditors’ independence from the Company and its management. The Committee has pre-approved all fiscal year 2013 audit and permissible non-audit services provided by the independent auditors and the fees for those services. As part of this process, the Committee has reviewed the audit fees of the independent auditors. It has also reviewed non-audit services and fees to assure compliance with regulations prohibiting the independent auditors from performing specified services that might impair their independence as well as compliance with the Company’s and the Committee’s policies.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2013 for filing with the Securities and Exchange Commission.

Audit Committee:

B. Clyde Preslar, Chairman

Norman A. Scher

William S. Sheridan

Martin R. Wade, III

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent auditors. These services include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific budget. The Audit Committee requires the independent auditors and management to report at Audit Committee meetings throughout the year on the actual fees charged for each category of service.

During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances the Audit Committee requires specific pre-approval before engagement. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chairman of the Audit Committee must report on such pre-approvals at the next scheduled Audit Committee meeting.

Independent Auditors

Deloitte & Touche LLP (“Deloitte & Touche”), audited the Company’s accounts for the fiscal years ended March 31, 2013 and March 31, 2012; and, as more fully described below in Proposal Two, has been selected by the Audit Committee to serve as Alliance One’s independent auditors for the fiscal year ending March 31, 2014.

Audit and Non-Audit Fees

Set forth below are the fees billed to the Company by Deloitte & Touche in connection with services rendered during the fiscal years ended March 31, 2012 and March 31, 2013:

	FY 2012	FY 2013
Audit Fees(1)	$2,618,188	$3,671,499
Audit-Related Fees(2)	17,309	16,127
Tax Fees(3)	332,717	163,757
All Other Fees(4)	2,250	3,525
Total	$2,970,464	$3,854,908

(1)

Audit Fees. Audit Fees consist of professional services rendered in the audit of the Company’s annual financial statements, review of the Company’s quarterly financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, such as comfort letters, statutory audits, attest services, consents and assistance with reporting requirements.

(2)

Audit-Related Fees. Audit-Related Fees consist of assurance and related services performed by the independent auditor that are reasonably related to the performance of the audit or review of financial statements and may include, among others, employee benefit plan audits, due diligence related to mergers and acquisitions, internal control reviews and consultation regarding financial accounting and reporting standards.

(3)	Tax Fees. Tax Fees consist of services performed by the independent auditor for tax compliance, tax planning and tax advice.
(4)

All Other Fees. Amounts paid to Deloitte & Touche during fiscal year 2012 relate to consulting services rendered on internal controls issues in connection with the Company’s implementation of SAP, while amounts paid to Deloitte & Touche during fiscal year 2013 pertain to assistance with system configuration and data migration issues in connection with an SAP upgrade. There were no fees billed or services rendered by Deloitte & Touche during fiscal years 2012 and 2013 other than those described above.

PROPOSAL TWO

RATIFICATION OF DELOITTE & TOUCHE AS INDEPENDENT AUDITORS

The Audit Committee has selected the firm of Deloitte & Touche to serve as the Company’s independent auditors for the fiscal year ending March 31, 2014, and has directed that management submit the selection of independent auditors to the shareholders for ratification at the Annual Meeting. Representatives of Deloitte & Touche are expected to attend the shareholder meeting, will have an opportunity to make a statement if they so desire, and will also be available to respond to appropriate questions.

Shareholder ratification of the selection of Deloitte & Touche as the Company’s independent auditors is not required by the Company’s bylaws or otherwise. However, we are submitting the selection of Deloitte & Touche to the shareholders for ratification as a matter of good corporate practice. If the appointment of Deloitte & Touche is not ratified by the shareholders, the Audit Committee will reconsider whether or not to retain Deloitte & Touche. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2014.

PROPOSAL THREE

ADVISORY VOTE ON THE

COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the Company is required to provide shareholders with the opportunity to cast an advisory vote on compensation to our Named Executive Officers as reported in this proxy statement (sometimes referred to as “say on pay”). Accordingly, the following resolution will be presented to the shareholders at the annual meeting:

“Resolved, that the shareholders hereby approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed, pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission, in the Company’s proxy statement for the 2013 annual meeting of shareholders.”

This advisory vote is nonbinding on the Company; however, the Board and the Executive Compensation Committee, which is comprised of independent directors, will take into account the outcome of the vote when considering future executive compensation decisions.

As described in detail below under the section entitled “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation program is designed to tie pay to performance. For fiscal year 2013, the annual and long-term incentive plans and underlying metrics were focused on company performance to drive long-term shareholder value. The annual incentive plan and the targets for the Named Executive Officers, other than the Interim CEO and the Senior Vice President, Chief Legal Officer and Secretary, are viewed as long-term in nature, but are measured annually.

For the most recent fiscal year the Company reported consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) of $219,102,000 and a consolidated leverage ratio of 5.34, which were below the Company’s threshold expectations when financial performance objectives underlying annual and long-term incentive awards maturing for fiscal year 2013 had been set. As a result of this performance, the Company’s Named Executive Officers that had an annual incentive plan target tied to EBITDA and consolidated leverage ratio received no annual incentive plan compensation payout for fiscal year 2013.

For the most recent fiscal year, the Company reported consolidated earnings before interest and taxes (EBIT) of $167,702,000 and economic profit of $(81,891,000), which were below the Company’s threshold expectations when financial performance objectives underlying annual incentive awards for fiscal year 2013 had been set. As a result of this performance, the Company’s Named Executive Officer that had an annual incentive plan target tied to EBIT and economic profit received no annual incentive plan compensation payout for fiscal year 2013.

In addition, as a result of not achieving financial metrics, long-term performance-contingent share units awarded in fiscal year 2011 with vesting based on fiscal year 2013 performance were not earned and were cancelled.

While no annual incentive compensation payouts resulted from the financial metrics for fiscal year 2013 for any of the Named Executive Officers, with the transition of Mr. Sikkel to President and CEO marking an end to the major restructuring that began in fiscal year 2011, on February 5, 2013, the Committee approved one-time special bonuses for Messrs. Sikkel, Sheets and Denny in the amounts of $300,000, $300,000 and $250,000, respectively. The special bonuses were made to recognize these three executives for their leadership, contributions and efforts during the restructuring, as well as to emphasize that retaining their leadership continuity is imperative to maintaining the momentum gained from the restructuring.

Further, the Committee approved one-time special bonuses in the amount of $125,000 each for Messrs. Costa Garcia and O’Quinn to be paid in July 2013. These special bonuses were made to recognize these two executives for their contributions, dedication and commitment during the challenging fiscal year.

We believe that our compensation program, with its balance of short-term incentives and long-term incentives and of cash and equity compensation, along with share ownership requirements, reward sustained performance that is significantly aligned with long-term shareholder interests. We have concluded that the compensation paid or awarded to each executive officer for the most recent fiscal year was reasonable and appropriate. Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure included in this proxy statement.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE RESOLUTION APPROVING, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The following sections contain the Compensation Discussion and Analysis (“CD&A”). This CD&A provides an overview and analysis of the Company’s fiscal year 2013 executive compensation program and the material compensation decisions that were made for our principal executive officer and our other executive officers named in the “Summary Compensation Table” in the following section “Executive Compensation Tables.” This group of executive officers is collectively referred to as the “Named Executive Officers” throughout this document. During fiscal year 2013, our Named Executive Officers were:

•	J. Pieter Sikkel, President and Chief Executive Officer (principal executive officer)

•	Robert A. Sheets, Executive Vice President, Chief Financial Officer and Chief Administrative Officer (principal financial officer)

•	J. Henry Denny, Executive Vice President – Business Relationship Management and Leaf

•	Jose Maria Costa Garcia, Executive Vice President – Global Operations and Supply Chain

•	William L. O’Quinn, Jr., Senior Vice President, Chief Legal Officer and Secretary

•	Mark W. Kehaya, Chairman and former Interim Chief Executive Officer (“Interim CEO”) (former principal executive officer)

Mr. Sikkel was named President and Chief Executive Officer effective March 1, 2013.

Mr. Kehaya, Chairman and Interim CEO since December 14, 2010, ceased to serve as Interim CEO effective February 28, 2013. In connection with Mr. Kehaya’s service as Interim CEO, the Company entered into a Consulting Agreement with Meriturn Partners, LLC (“Meriturn”) and Mr. Kehaya. Mr. Kehaya is a partner of

Meriturn. Under the Consulting Agreement, the Company agreed to pay Meriturn $45,375 per month for Mr. Kehaya’s services. Mr. Kehaya did not receive any other compensation and did not participate in any other compensation plan or program of the Company in connection with his service as Interim CEO, though he is eligible for equity awards under the Company’s 2007 Incentive Plan as a member of the Board of Directors. In light of the unique interim nature of Mr. Kehaya’s service as Interim CEO, his compensation arrangement differed from the general compensation structure for the Company’s other executive officers. The Committee granted Mr. Kehaya 500,000 premium-priced stock options effective April 17, 2012 with an exercise price of $6.00 (the fair market value of a share of common stock on the date of award was $3.45). In addition, the Committee recognized that Mr. Kehaya’s beneficial ownership of approximately 6.23% of the outstanding shares of the Company’s common stock was existing incentive for performance to enhance the value of the Company.

Effective August 1, 2012, Mr. Denny was named Executive Vice President – Business Relationship Management and Leaf and Mr. Costa Garcia was named Executive Vice President – Global Operations and Supply Chain.

Executive Summary

During fiscal year 2013, the Company continued its commitment to rebuilding and repositioning the Company for growth through investing in operations to improve efficiencies and developing a more sustainable and predictable supply to its customer base. Despite continuing challenges associated with the intensely competitive and cyclical business of purchasing, processing, storing and selling leaf tobacco in the United States, Africa, Europe, South America and Asia, which involves a significant degree of global complexity and risk, the Company made progress by driving sales growth, increasing market share growth in key markets, improving its cost structure, and making strategic investments in its business, while continuing the task of increasing efficiencies to better support its core business functions.

While we were pleased with the sales growth and market share growth in key markets, we fell short of some of the financial targets set by the Executive Compensation Committee of the Board of Directors (the “Committee”). Consolidated earnings before interest, taxes, depreciation and amortization and the consolidated leverage ratio were below the Company’s threshold expectations for financial performance objectives underlying annual and long-term incentive awards maturing for fiscal year 2013. In addition, based on fiscal year 2013 results, the consolidated earnings before interest and taxes performance metric and the economic profit metric were less than our pre-established goals. As discussed in more detail under the section entitled “Incentives,” based on the annual incentive plan targets and metrics applicable to each Named Executive Officer, no annual incentive compensation payouts resulted from the financial metrics for fiscal year 2013. In addition, no incentive compensation payments based on financial metrics for fiscal year 2013 were made under the long-term performance-contingent share units awarded in fiscal year 2011 with vesting based on fiscal year 2013 performance.

Pay for Performance

Prior to the beginning of fiscal year 2013, the Committee reviewed the executive compensation programs in light of the Company’s strategic goals and operating strategy and approved maintaining the annual incentive and long-term incentive programs adopted in fiscal year 2012.

As noted above, Mr. Kehaya does not participate in any compensation plan or program. For Messrs. Sikkel, Sheets, Denny and Costa Garcia, due to their positions and their ability to impact driving enterprise value and free cash flow, the Committee approved an annual incentive plan that is atypical in nature and is extremely performance focused, heavily weighted towards building long-term value in the Company. The plan and the targets are viewed as long-term in nature, but will be measured annually. The Committee acknowledges that the goals established for these top executives are extremely aggressive and challenging to achieve, but the decision to adopt this plan was in the best interest of the shareholders geared with a longer-term view in which the shareholder will benefit.

Mr. O’Quinn is a participant in the next level of the annual incentive plan. The performance metrics for this next level are based on the annual operating strategy and financial plans of the Company and emphasize the need for our global key managers to work together for the benefit of the entire organization that over time will lead to long-term shareholder value.

In tandem with the annual incentive plans, the Committee approved a long-term incentive plan that provides for the awards of premium-priced non-qualified stock options with a strike price substantially above the market price of the Company’s stock at the time of grant. The Committee believes that the above-market price option grants create a stronger link between pay and performance while providing incentive for key employees to grow share price to deliver added value for our shareholders.

With the transition of Mr. Sikkel to President and CEO marking an end to the major restructuring that began in fiscal year 2011, on February 5, 2013, the Committee approved one-time special bonuses for Messrs. Sikkel, Sheets and Denny in the amounts of $300,000, $300,000 and $250,000, respectively. The special bonuses were made to recognize these three executives for their leadership, contributions and efforts during the restructuring, as well as to emphasize that retaining their leadership continuity is imperative to maintaining the momentum gained from the restructuring. Further, the Committee approved one-time special bonuses in the amount of $125,000 each for Messrs. Costa Garcia and O’Quinn to be paid in July 2013 to recognize these two executive for their contributions, dedication and commitment during the challenging fiscal year.

The Company and the Committee believe that the compensation program should be designed so that pay is commensurate with the level of performance generated, with incentive compensation representing the majority of the total compensation. Accordingly, the base salaries for our Named Executive Officers are generally below the market median and, on average, the Named Executive Officers had 66% of their target compensation “at-risk,” or dependent upon the Company’s performance, as detailed under the section entitled “Elements of Compensation”. The annual and long-term incentive programs are discussed in detail under the section entitled “Incentives.”

Fiscal Year 2012 Executive Compensation Vote

Beginning in 2011, the Company provided an annual say-on-pay advisory vote regarding executive compensation. The Company received majority approval at the fiscal year 2012 annual meeting of shareholders, with more than 98% of the votes cast in favor of the compensation of our named executive officers as described in our fiscal year 2012 proxy statement. The Committee acknowledged the overwhelming support received from our shareholders and viewed the results as confirmation of the Company’s executive compensation policies and decisions. Accordingly, the compensation philosophy and objectives were not significantly changed in 2013.

Compensation Philosophy and Core Principles

The primary objectives of our compensation and benefit programs are:

•	to attract, motivate and retain qualified executive talent to provide strong, competitive leadership;

•	to align the interests of our executives with the interests of our shareholders;

•	to support a pay-for-performance culture which encourages and rewards the achievement of the Company’s strategic, financial and operating performance objectives; and,

•	to maintain a cost-effective structure that is aligned with the interests of our shareholders.

Role of Executive Compensation Consultant

Under its charter, the Committee is responsible for selecting and retaining its advisors. For fiscal year 2013, the Committee retained Radford, an Aon Hewitt Consulting company (“Radford” or the “Consultant”), as its independent third-party advisor to provide advice, research, evaluation and design services related to executive compensation. During fiscal year 2013, Radford also provided advice, research, evaluation and design services related to Board of Directors’ compensation to the Governance and Nominating Committee of the Board of Directors, but provided no services to the Company other than the executive compensation and board compensation consulting services provided to the Committee and the Governance and Nominating Committee. Radford reported directly to the Committee and met regularly with the Committee Chair and the Committee both with and without management present. The Committee considered the relevant factors set forth in the rules of the New York Stock Exchange and believes Radford is able to provide independent advice, free from conflicts of interest, to the Committee concerning executive compensation matters.

Process and Procedure for Determining Compensation of Executive Officers

The Board of Directors has charged the Committee with the responsibility for establishing and overseeing executive compensation for the Named Executive Officers. As part of this responsibility, the Committee, along with the other Independent Directors, also evaluates the performance of the President and CEO and determines the President and CEO’s compensation based on such performance assessment as well as Alliance One’s compensation philosophy. Prior to the beginning of the fiscal year, based on independent data provided by Radford, as well as individual performance evaluation results, the then Interim CEO made recommendations to the Committee for the base salary and incentive compensation opportunities of the Named Executive Officers other than himself.

For fiscal year 2013, in determining and assessing the compensation levels and structure, other than compensation to Mr. Kehaya, the Committee reviewed and considered market data and information provided by Radford, individual compensation tally sheets prepared by the Company showing a summary total of all elements of compensation, individual performance evaluation results and recommendations from the then Interim CEO. In addition, given the limited number of direct competitors for which data is available, the market data provided by Radford was obtained from independent published compensation surveys as well as from a selected group of peer companies. The Committee frequently reevaluates the group of peer companies for reasonableness based on the following criteria:

•	Companies with whom we compete directly;

•	Companies with an international scope;

•	Companies of similar size with regard to revenues; and,

•	Companies with a similar place in the supply chain.

For fiscal year 2013, the following companies were selected by the Committee for use as the group of peer companies:

•	Buckeye Technologies Inc.

•	Boise Inc.

•	Chiquita Brands International, Inc.

•	Clearwater Paper Corporation

•	Greif, Inc.

•	The Hain Celestial Group, Inc.

•	International Flavors & Fragrances Inc.

•	Louisiana-Pacific Corporation
•	McCormick & Company, Incorporated

•	P. H. Glatfelter Company

•	Packaging Corporation of America

•	Sanderson Farms, Inc.

•	Schweitzer-Mauduit International, Inc.

•	The Andersons, Inc.

•	Universal Corporation

•	Wausau Paper Corp.

Other than with respect to Mr. Kehaya, the Committee uses a consistent approach in setting compensation opportunities for the Named Executive Officers but also exercises appropriate business judgment in how it applies these standard approaches to the facts and circumstances associated with each executive. Although the Committee reviews the compensation practices of the companies in the peer group, the Committee does not adhere to strict formulas or survey data to determine the mix or absolute value of compensation components. Instead the Committee considers various factors in exercising its discretion to determine compensation, including the experience, responsibilities and performance of each of the Named Executive Officers as well as the Company’s overall financial and competitive performance. The Committee also reviews composite market data from independent published compensation surveys, as noted above, which provides general background information. However, the Committee’s benchmarking analysis focused on data with respect to the peer group of companies named above when making compensation policies and decisions.

Elements of Compensation

To meet our compensation objectives, our compensation programs must be both competitive and reflect an appropriate balance of performance-based versus fixed, and cash versus equity compensation. The Committee regularly reviews the compensation programs based on our strategy and the market to ensure alignment with our core compensation principles and objectives. Accordingly, the compensation mix may vary over time and among executives. In general, overall compensation levels are targeted at the median of competitive practice, but actual pay earned varies based on Company and individual performance.

Other than with respect to Mr. Kehaya, the core elements of compensation for the Named Executive Officers are described in the following table:

Element	Description	Objective
Base salary (typically 25% - 40% percent of an officer’s target compensation)	Fixed compensation typically set within range of market median

•  Provides base economic security at a level consistent with competitive practices

•  Reflects role and responsibility of executive

•  Affected by individual performance, experience, level of responsibility and future potential.

Annual incentives (typically 25% - 40% of an officer’s target compensation)	Variable cash compensation linked to corporate objectives Actual payment based on performance	• Provides alignment to annual operating and long-term business strategy through corporate objectives

Long-term incentives (typically 20% - 50% of an officer’s target compensation)	Long-term equity compensation	• Provides link to shareholder value creation • Motivates and rewards for financial performance over a sustained period • Fosters retention of key employees

Benefits and Perquisites	Healthcare Life and disability insurance Retirement and pension plans Basic benefit participation offered to other employees	• Ensure employee health, welfare, and retirement needs • Fosters retirement and savings planning • Provides retirement security

The following chart reflects the allocation for each Named Executive Officer, with the exception of Mr. Kehaya, of compensation opportunities in fiscal year 2013 (at target levels) among base salary, annual incentives, special one-time bonuses and long-term incentives.

Base Salaries

Base salaries serve as the foundation of Alliance One’s compensation program, as the majority of other compensation elements are generally determined as a percentage of base salary. Base salary levels are targeted to approximate the median salary of those presented in the competitive market data. However, an individual’s actual salary may deviate from the market median based on the Committee’s subjective evaluation of a number of factors, including the role and nature of the job relative to market information as well as the individual’s performance, tenure and qualifications. Base salaries are adjusted periodically (typically at the start of the fiscal year), based on competitive market changes, individual and corporate performance, modifications in job responsibilities, the executive’s position within his respective salary range and the Committee’s subjective assessment of the executive’s future potential and value to the Company.

After considering the principles and market data discussed above, in March 2012, the Committee reviewed the base salary of each of the Named Executive Officers, with the exception of Mr. Costa Garcia, and the following salaries were approved effective April 1, 2012:

Fiscal Year 2013 Base Salaries
Name	FY2012 Base Salary	FY2013 Base Salary	% Increase
J. Pieter Sikkel	$425,000	$437,750	3%
Robert A. Sheets	$425,000	$437,750	3%
J. Henry Denny	$350,000	$360,500	3%
Jose Maria Costa Garcia	—	$300,000	—
William L. O’Quinn, Jr.	$275,000	$283,250	3%
Mark W. Kehaya	—	—	—

Effective August 1, 2012, Mr. Costa Garcia received a base salary increase to $300,000 in recognition of his promotion to Executive Vice President - Global Operations and Supply Chain. Effective March 1, 2013, Mr. Sikkel received a base salary increase to $550,000 in recognition of his promotion to President and Chief Executive Officer. Consistent with our compensation strategy, Messrs. Costa Garcia’s and Sikkel’s base salaries were determined based on competitive market data provided by Radford, their new job responsibilities and the Committee’s subjective assessment of their future potential and value to the Company.

Each of the Named Executive Officer’s base salaries are at or below the market median when compared to the median salary of those presented in the competitive market data.

As noted above, Mr. Kehaya did not receive a salary from the Company, and pursuant to the Consulting Agreement, the Company agreed to pay Meriturn $45,375 per month through February 28, 2013 for Mr. Kehaya’s services.

Incentives

For fiscal year 2013, as noted above under the section entitled “Pay for Performance,” the Committee approved keeping the annual and long-term incentive programs adopted in fiscal year 2012 that strengthen senior management’s alignment with the interest of shareholders and that are designed to drive a true pay-for-performance culture. The goal of both the annual and long-term incentive programs is to provide significant incentive to senior executives to consider both the short-term and long-term impact when making business decisions to strengthen our organization and to position the Company for long-term success in order to deliver added value for our customers and shareholders. Below are details describing the Company’s annual and long-term incentive plans:

Annual Incentives

The purpose of the annual incentive plan is to reward the achievement of key corporate financial and strategic objectives that lead to business growth and increased shareholder value. For fiscal year 2013, the Committee adopted the Annual Incentive Plan (the “AIP”), pursuant to which Named Executive Officers, other than Mr. Kehaya, were eligible for cash bonus awards. Under the AIP, there are two groups with differing performance measures applicable to the respective Named Executive Officers. The Committee, with input from its compensation consultant and management, established and approved the AIP performance measures and corporate goals for the year.

AIP Group One consists of Messrs. Sikkel, Sheets, Denny and Costa Garcia. Group One participants have a target award opportunity of 100% of base salary with absolute target metrics. The target metrics for fiscal year 2013 were consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $300,000,000 and a consolidated leverage ratio of less than 3. For AIP Group One, EBITDA and consolidated leverage ratio are defined as the meaning given to those terms in the Credit Agreement dated as of July 2, 2009 among the Company, certain of its subsidiaries, the lenders from time to time parties thereto and Deutsche Bank Trust Company Americas, as administrative agent, and such Credit Agreement has been amended and may further be amended from time to time. If both target metrics are achieved, the participants will receive 100% of base salary. If both target metrics are achieved and EBITDA exceeds the $300,000,000 target, the payout ratio will be adjusted upwards on a percentage basis capped at a maximum of 200% of the target award. The Committee, with input from its compensation consultant and management, established and approved the AIP Group One key performance measures and corporate goals based on the operating strategy and financial plan management presented to the Board prior to the beginning of the fiscal year. The targets established are truly stretch targets and emphasize the Company’s philosophy of shareholder enhancement.

AIP Group Two, in which Mr. O’Quinn is a participant, applies to key managers and is based on corporate targets to emphasize the need for our global key managers to work together for the benefit of the entire organization. Participants have a target award opportunity depending on their level of responsibility in the organization. The Committee, with input from its compensation consultant and management, established and approved the AIP Group Two key performance measures and corporate goals, based on the operating strategy and financial plan management presented to the Board prior to the beginning of the fiscal year. For fiscal year 2013, AIP Group Two performance was measured using an equally weighted combination of (a) consolidated earnings before interest and taxes (“EBIT”), and (b) a consolidated “economic profit” measure based on earnings less the opportunity cost of the net assets employed in the business and after certain adjustments. The Company performance goals are expressed as “threshold,” “target,” and “maximum” objectives for AIP Group Two executives. “Threshold” is the minimum level of performance at which AIP awards begin. Achievement of the “target” goal is rewarded at 100% of the target bonus opportunity. Achievement at or above the “maximum” level results in 200% of target bonus opportunity. Performance between “threshold” and “target,” or “target” and “maximum” is interpolated. In order for the AIP Group Two plan to payout, both EBIT and economic profit must trigger at the “Threshold” level or higher. For fiscal year 2013, Mr. O’Quinn’s target award opportunity was 60% of base salary with a maximum payout potential of 120% of base salary. The Company believes that these measures also closely align with shareholder value creation.

For fiscal year 2013, the Committee approved the following Company performance goals for the AIP Group Two:

				FY2013 Actual
(000’s)	Threshold	Target	Maximum	Results
EBIT (1)	186,217	215,005	322,508	167,702
Economic Profit (Loss) (2)	(39,800)	(11,000)	6,500	(81,891)

(1)	EBIT is the Company’s consolidated earnings before interest and taxes after certain adjustments for the period.
(2)	Economic Profit is the consolidated earnings before interest and taxes after certain adjustments, minus a capital charge multiplied by average funds employed.

The Committee maintains discretion to reduce the payment amounts for annual incentives awards under the AIP if the performance targets are achieved.

For fiscal year 2013, for AIP Group One, the Company’s EBITDA and consolidated leverage ratio were below the thresholds set by the Committee and for AIP Group Two, the Company’s EBIT and economic profit were below the thresholds set by the Committee. As such, neither AIP Group One nor AIP Group Two received awards under the AIP. The 2013 AIP award opportunities and the actual annual incentive award payouts for each of the Named Executive Officers are presented below:

FY2013 AIP Awards
Name	AIP Target Opportunity (%)	AIP Target Opportunity ($)	AIP Maximum Opportunity ($)	AIP Actual Award ($)
J. Pieter Sikkel (1)	100%	$447,104	$894,208	—
Robert A. Sheets	100%	$437,750	$875,500	—
J. Henry Denny	100%	$360,500	$721,000	—
Jose Maria Costa Garcia (1)	100%	$281,267	$562,534	—
William L. O’Quinn, Jr.	60%	$169,950	$339,900	—
Mark. W. Kehaya	—	—	—	—

(1)

Messrs. Sikkel and Costa Garcia received base salary increases effective March 1, 2013 and August 1, 2012, respectively. Their annual incentive compensation opportunities were prorated to reflect the change in base salary.

Long-Term Incentive Compensation

Long-term incentives comprise a significant portion of the Named Executive Officers’ compensation. The purpose of long-term incentive compensation is to build share ownership among key employees and to closely align the interests of management and shareholders by creating a long-term view of performance and value creation.

In August 2011, the shareholders approved the Alliance One International, Inc. Amended and Restated 2007 Incentive Plan (the “2007 Incentive Plan”). The Committee administers this plan as the principal means to provide long-term incentives to the Company’s executive officers and certain other officers and key employees, and in doing so, annually monitors the overall dilution level and run-rate of shares issued under the plan. All equity grants are approved by the Committee before being issued. The Company does not time or plan to time its release of material non-public information for the purpose of affecting the value of executive compensation.

On April 17, 2012, the Committee awarded senior executives, including the Named Executive Officers, premium-priced non-qualified stock options with a strike price of $6.00 per share, which was substantially above the closing market price of the Company’s stock at $3.45 at the time of grant, as fiscal year 2013 long-term incentive plan awards. The Committee continues to believe that the above-market price option grants create a stronger link between pay and performance while providing incentive for key employees to grow share price, providing added value for our shareholders.

In fiscal year 2011, the Company awarded performance-contingent share units to the then executive and senior officers of the Company, which did not then include Mr. Kehaya. The performance share unit awards could be earned if certain cumulative company-wide performance criteria were met over a three-year performance period ending March 31, 2013. The performance measure used for the fiscal year 2011 performance-contingent share unit awards was based on a performance matrix comprised of the Company’s EBITDA and net debt at the end of the performance periods. EBITDA for this purpose means the term in the credit agreement dated July 2, 2009 among the Company, certain of its subsidiaries, the lenders from time to time parties thereto, and Deutsche Bank Trust Company Americas, as administrative agent, as such credit agreement has been amended and may further be amended from time to time, with any adjustments as may be determined by the Committee in its sole and absolute discretion, regardless of whether any such adjustment increase or decreases EBITDA as would otherwise be determined at the end of the performance period. Net debt for this purpose means the sum of the Company’s consolidated long-term debt, current maturities of long-term debt and notes payable to banks minus the Company’s consolidated cash and cash equivalents at the end of the performance period.

The performance-contingent share unit awards that could be earned depended on the Company’s performance for three separate performance periods—the fiscal year ended March 31, 2011, the two fiscal-year period ending March 31, 2012 and the three fiscal-year period ending March 31, 2013—against a performance matrix of cumulative EBITDA for the period and net debt at period end. No performance share unit awards were earned for the one-year performance period ended March 31, 2011 or the two-year performance period ended March 31, 2012. Based on EBITDA and net debt levels for and at the end of fiscal year 2013, no shares were earned under the performance-contingent share unit awards for fiscal year 2013 and all performance-contingent share unit awards granted in fiscal year 2011 have been cancelled.

Stock Ownership Guidelines

Executive officers are subject to minimum stock ownership guidelines. The guidelines call for the President and Chief Executive Officer to own at least 250,000 shares, the Executive Vice Presidents to own at least 100,000 shares, and Senior Vice Presidents to own at least 50,000 shares within five years of their appointment or promotion into the respective position. As Chairman, Mr. Kehaya’s Ownership Guidelines are as noted in the section above entitled “Director Stock Ownership Guidelines.” Two of the Named Executive Officers have met their guidelines, while the remaining four Named Executive Officers have been in their positions for less than five years and are each making progress towards reaching the threshold established by the guidelines as illustrated in the table below:

Name	Ownership Guidelines	# Shares Owned as of 3/31/2013
J. Pieter Sikkel	250,000	93,691
Robert A. Sheets	100,000	122,514
J. Henry Denny	100,000	89,525
Jose Maria Costa Garcia	100,000	54,014
William L. O’Quinn, Jr.	50,000	32,202
Mark W. Kehaya	192,802	5,270,722

Clawback in the Event of Prohibited Activity

The Company’s long-term incentive award grant agreements include a recoupment or “clawback” provision. The purpose of the clawback provision is to permit the Committee, in its discretion, to cancel, rescind, cause the forfeiture of or otherwise limit or restrict any earned or unearned long-term incentive awards, and potentially to recover damages or adjust awards, in the event the Committee determines that a participant in the long-term incentive plan has engaged in defined prohibited activity, including without limitation violation of the Company’s Code of Business Conduct and/or any law that injures or damages the business reputation or prospects of the Company, or intentional misconduct that causes or materially contributes to a substantial restatement of the Company’s financial statements.

Other Benefits and Perquisites for the Named Executive Officers

As part of its total compensation package, Alliance One provides Named Executive Officers, other than Mr. Kehaya, with the same benefit package available to all salaried employees. The benefits package includes a cash balance pension plan and a qualified 401(k) plan. Named Executive Officers participate in these plans on the same terms as other salaried employees. The ability of Named Executive Officers to participate fully in these plans is limited under Internal Revenue Code and ERISA requirements. In fiscal year 2008, as a part of its review of the Company’s non-qualified pension plans, to align these plans with the Company’s compensation philosophy, the Committee froze these existing defined benefit nonqualified restoration plans (the AOI Supplemental Executive Retirement Plan and the AOI Pension Equity Plan) and replaced these enhanced pension benefit plans with a nonqualified defined contribution pension plan (SRAP) resulting in generally lower but consistent benefit levels that the Company believes are market competitive and cost effective. The Named Executive Officers, with the exception of Mr. Kehaya, are participants in the SRAP.

Alliance One provides other limited perquisites which are generally provided through the Company’s relocation and mobility policies. These policies are intended to facilitate the movement of company personnel around the globe to meet critical staffing needs and may allow for gross-up adjustments on certain compensation and benefits provided under the policies. The Committee believes market-based relocation and international mobility policies are important for an international company with a presence in over 30 countries and employees that are frequently asked to move to other locations.

Employment and Consulting Agreements

On March 25, 2011, the Company entered into a Consulting Agreement with Meriturn Partners, LLC and Mr. Kehaya to provide the terms and conditions for the provision of the services of Mr. Kehaya as a consultant and interim Chief Executive Officer of the Company. The Consulting Agreement provided that it was effective as of December 1, 2010 and that Mr. Kehaya’s services as consultant and interim Chief Executive Officer were effective as of December 14, 2010. On February 5, 2013, the Consulting Agreement was amended to reflect that Mr. Kehaya’s service as interim Chief Executive Officer, and the term of Meriturn’s engagement, would end on February 28, 2013. Pursuant to the Consulting Agreement, the Company agreed to pay Meriturn $45,375 per month for Mr. Kehaya’s services.

During fiscal year 2013, the Company entered into an employment agreement with Mr. Sikkel to provide the terms and conditions of his employment as President and Chief Executive Officer. This contract replaces the prior employment agreement between Mr. Sikkel and the Company, and generally addresses Mr. Sikkel’s role and responsibilities as well as his rights to compensation and benefits. This contract also contains termination provisions and related compensation in the event of a change in control, severance, and involuntary termination. Mr. Sikkel’s contract was entered into on February 5, 2013, was effective as of March 1, 2013 and is described below in greater detail under the section entitled “Potential Payments Upon Termination or Change-in-Control - Employment Agreements.”

Severance Agreements and Change in Control (“CIC”) Policy

The Company does not have any change in control agreements, with the exception of those change-in-control provisions included as components of the employment agreement with Mr. Sikkel. The Committee does not currently intend to use employment or change-in-control agreements as a compensation tool or benefit, but may do so should a change in facts and circumstances warrant a change in this policy.

Tax and Accounting Considerations

The Committee reviews projections of the estimated accounting (pro forma expense) and tax impact of all material elements of the executive compensation program. Alliance One and the Committee intend to administer the compensation plans in a manner that maintains an appropriate cost structure and is aligned with shareholder interests.

Section 162(m) of the Internal Revenue Code generally provides that publicly held corporations may not deduct in any one taxable year certain compensation in excess of $1 million paid to the Chief Executive Officer and the next four most highly compensated executive officers, unless the compensation is based on objectively determined performance criteria pursuant to a plan approved by shareholders. As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m). Although the Committee has structured the compensation program for executive officers based on various performance criteria as described above, certain aspects of the program do not comply with the requirements for deductibility under Section 162(m). The Committee has determined that it is essential in achieving the compensation objectives discussed above to retain the flexibility to exercise subjective judgment in assessing an executive officer’s performance. The Committee believes that the achievement of Alliance One’s general compensation policies and objectives, which it believes requires this flexibility, best serves shareholders’ interests.

Fiscal Year 2014 Compensation Planning

The Committee continues to work with Radford in reviewing Alliance One’s compensation programs and has determined that in light of the recent restructuring and the appointment of Mr. Sikkel as President and Chief Executive Officer, the Annual Incentive Plan should be revised to reflect a more typical plan design. The Company’s AIP consists of four groups based on management levels within the organization. Each group has differing performance measures recognizing the groups’ ability to impact and influence the performance measures, all of which are key to achieving the Company’s annual financial and operating objectives. For fiscal year 2014, AIP Group One will consist of the current Named Executive Officers, excluding Mr. Kehaya. AIP Group One will have target metrics of EBIT and a consolidated “economic profit” measure (“Economic Profit”). The rationale behind choosing these metrics is that Group One participants make the major decisions, including investment allocations and refinancing decisions, which impact EBIT and Economic Profit. Further, the change in plan design makes this a true annual plan, providing incentive for achieving the Company’s annual operating plan which correlates to achieving our strategic operating plan long term.

In addition, the Committee continued to work with Radford to restructure the long-term incentive plan design, returning to a more traditional plan design that provides both a performance and retention focus, while supporting the ultimate goal of driving shareholder value. The fiscal year 2014 long-term incentive plan provides for grants of performance-contingent share units and installment-vesting restricted stock units. The performance share unit awards will be earned if certain cumulative company-wide performance criteria are met over a three-year performance period ending March 31, 2016. The restricted stock unit awards will vest incrementally over three years and require a holding period following vesting of the earlier of the participant’s termination of employment or March 31, 2016.

Effective June 13, 2013, the Board of Directors adopted new Executive Stock Ownership Guidelines which require the President and Chief Executive Officer to own Alliance One International, Inc. Common Stock having a market value that equals or exceeds four (4) times his base salary and require the other Named Executive Officers to own Alliance One International, Inc. Common Stock having a market value that equals or exceeds one (1) times base salary. Full compliance with the target ownership guidelines must be achieved within five (5) years of the date these guidelines were approved by the Board.

Report of the Executive Compensation Committee

The Executive Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Executive Compensation Committee has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Executive Compensation Committee:

Nigel G. Howard, Chairman

Joyce L. Fitzpatrick

C. Richard Green

John M. Hines

Joseph L. Lanier, Jr.

Executive Compensation Tables

The following tables reflect the compensation for the Named Executive Officers who were serving as such during the most recent fiscal year.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and NQ Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)

J. Pieter Sikkel (7) President and Chief Executive Officer	2013	$447,104	$300,000	—	$790,000	—	$19,607	$10,865	$1,567,576
	2012	$416,667	—	—	—	—	$16,973	$111,732	$545,372
	2011	$330,000	—	$674,730	$977,008	—	$11,640	$206,035	$2,199,413

Robert A. Sheets Executive Vice President, Chief Financial Officer and Chief Administrative Officer	2013	$437,750	$300,000	—	$790,000	—	$37,167	$6,559	$1,571,476
	2012	$416,667	—	—	—	—	$42,583	$4,083	$463,333
	2011	$356,250	—	$734,400	$977,008	—	$28,712	$3,625	$2,099,995

J. Henry Denny(8) Executive Vice President - Global Operations	2013	$343,333	$250,000	—	$553,000	—	$108,617	$8,350	$1,263,300
	2012	$343,333	—	—	—	—	$208,640	$41,150	$593,123
	2011	$300,000	—	$674,730	$683,906	—	$105,324	$94,204	$1,858,164

Jose Maria Costa Garcia(9) Executive Vice President - Global Operations and Supply	2013	$280,760	$125,000	—	$158,000	—	$7,653	$81,839	$653,253

William L. O’Quinn, Jr.(10) Senior Vice President, Chief Legal Officer and Secretary	2013	$275,000	$125,000	—	$158,000	—	$12,277	$5,041	$575,318
	2012	$275,000	—	—	—	$73,278	$10,571	$4,900	$363,749

Mark W. Kehaya (11) Chairman and Interim Chief Executive Officer	2013	$519,958	—	—	$740,000	—	—	—	$1,259,958
	2012	$544,500	—	—	—	—	—	—	$544,500
	2011	$181,500	—	$53,106	—	—	—	$49,792	$284,398

(1)

With the transition of Mr. Sikkel to President and CEO marking an end to the major restructuring that began in fiscal year 2011, on February 5, 2013, the Committee approved one-time special bonuses for Messrs. Sikkel, Sheets and Denny in the amount of $300,000, $300,000 and $250,000, respectively, to recognize these three executives for their leadership, contributions and efforts during the restructuring, as well as to emphasize that retaining their leadership continuity is imperative to maintaining the momentum gained from the restructuring. The Committee also approved one-time special bonuses in the amount of $125,000 each for Messrs. Costa Garcia and O’Quinn to be paid in July 2013 to recognize these two executive for their contributions, dedication and commitment during the challenging fiscal year.

(2)	No stock awards were made during fiscal year 2013.
(3)

Reflects the grant date fair value of awards made in the fiscal year determined in accordance with ASC Topic 718. For a discussion on the assumptions used in the valuation of the awards made in fiscal year 2013, see Note 11 of Notes to Consolidated Financial Statements included in Alliance One’s Form 10-K for the fiscal year ended March 31, 2013. The options were granted at an exercise price of $6.00 per share on a date on which the closing price per share of the Company’s common stock on the New York Stock Exchange was $3.45. Accordingly, recipients will recognize value from these options only in the event that the value of the Company’s common stock increases by approximately 74% from the closing price on the date of grant.

(4)

Includes the payment of performance-based annual cash incentive awards to the Named Executive Officer pursuant to the Annual Incentive Plan (“AIP”) for services performed during fiscal years 2013 and 2012, respectively, and the former Management Incentive Plan (“MIP”) for services performed during fiscal year 2011.

(5)

Reflects the aggregate change in the actuarial present value of the Named Executive Officer’s accumulated pension benefits in fiscal years 2013, 2012 and 2011. See the “Pension Benefits Table” for additional information. None of the Named Executive Officers earned above-market returns on deferred compensation during fiscal years 2013, 2012 or 2011, respectively.

(6)	The following table lists all amounts included in the “All Other Compensation” column of the Summary Compensation Table for fiscal year 2013:

Name	401(k) Company Match(a)	Relocation Expenses (b)	Tax Reimbursement Payments(c)	Other Perquisites or Payments (d)	Total
J. Pieter Sikkel	$5,251	—	—	$5,614	$10,865
Robert A. Sheets	$6,559	—	—	—	$6,559
J. Henry Denny	$8,350	—	—	—	$8,350
Jose Maria Costa Garcia	—	$58,286	$12,927	$10,627	$81,839
William L. O’Quinn, Jr.	$5,041	—	—	—	$5,041
Mark W. Kehaya	—	—	—	—	—

(a)	Company matching contributions allocated to the Named Executive Officer account pursuant to the Alliance One Savings and Profit Sharing Plan.
(b)

Reflects a housing allowance in the amount of $14,400, a relocation allowance in the amount of $30,000, and relocation and household goods move services in the amount of $13,886 paid to or on behalf of Mr. Costa Garcia in connection with his relocation to Corporate Headquarters due to his promotion to Executive Vice President – Global Operations and Supply Chain on August 1, 2012.

(c)

Reflects the tax gross up on the housing and home leave benefits provided to Mr. Costa Garcia, as provided in the Company’s international mobility policies, relating to the international transfer of Mr. Costa Garcia on August 1, 2012.

(d)

Reflects the payment of $2,629 for legal expenses incurred for Mr. Sikkel for the legal review of his employment agreement executed February 5, 2013 and $2,985 for tax guidance and preparation as provided in his former employment agreement. Reflects the payment of $2,179 for immigration services, $3,883 for home leave and $4,565 for tax guidance and preparation expenses incurred for Mr. Costa Garcia as provided in the Company’s international mobility policies relating to his international transfer on August 1, 2012.

(7)	Mr. Sikkel was promoted to President and Chief Executive Officer on March 1, 2013.
(8)	Mr. Denny was named Executive Vice President – Business Relationship Management and Leaf of August 1, 2012.
(9)

Mr. Costa Garcia was promoted to Executive Vice President – Global Operations and Supply Chain on August 1, 2012. For fiscal year 2013, he received $200,000 of his base salary in the US following his promotion and relocation to the US. The remaining was paid in the UK, Bulgaria and Macedonia and is converted to US dollars using the prevailing monthly exchange rate at time of payment which averages 1.5789 GBP to 1 USD and .6439 BGL to 1 USD for the year (the amount paid in Macedonia was paid in GBP).

(10)	Mr. O’Quinn was named Senior Vice President, Chief Legal Officer and Secretary on April 1, 2011.
(11)

Mr. Kehaya was named Chairman and interim Chief Executive Officer on December 14, 2010. Effective December 1, 2010, the Company entered into a consulting agreement with Meriturn Partners, LLC and Mr. Kehaya as a consultant and interim Chief Executive Officer of the Company. Mr. Kehaya is a partner with Meriturn. Per the consulting agreement, the Company agreed to pay Meriturn $45,375 per month for Mr. Kehaya’s services. Effective February 28, 2013, the consulting agreement with Meriturn Partners and Mr. Kehaya services as interim Chief Executive Officer terminated. Mr. Kehaya continues as Chairman. The amount shown in the Salary column includes $499,125 that was paid to Meriturn during the fiscal year for Mr. Kehaya’s services plus $20,833 for 1 month of his annual cash retainer as Chairman. On March 20, 2013, the Board approved Mr. Kehaya’s annual cash compensation for the role of non-executive Chairman be set at $250,000 beginning April 1, 2013 and approved that he receive a payment of $20,833 for the month of March 2013.

Grants of Plan-Based Awards Table

The following table provides information regarding grants of plan-based awards to the Named Executive Officers in fiscal year 2013.

Grants of Plan Based Awards for FY2013
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards(2)	All Other Option Awards(3)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/sh)	($ /sh)
J. Pieter Sikkel	4/1/2012	$0	$447,104	$894,208	—	—	—	—	—	—	—
	4/17/2012	—	—	—	—	—	—	—	500,000	$6.00	$790,000
Robert A. Sheets	4/1/2012	$0	$437,750	$875,500	—	—	—	—	—	—	—
	4/17/2012	—	—	—	—	—	—	—	500,000	$6.00	$790,000
J. Henry Denny	4/1/2012	$0	$360,500	$721,000	—	—	—	—	—	—	—
	4/17/2012	—	—	—	—	—	—	—	350,000	$6.00	$553,000
Jose Maria Costa Garcia	4/1/2012	$0	$300,000	$600,000	—	—	—	—	—	—	—
	4/17/2012	—	—	—	—	—	—	—	100,000	$6.00	$158,000
William L. O’Quinn, Jr.	4/1/2012	$0	$169,950	$339,900	—	—	—	—	—	—	—
	4/17/2012	—	—	—	—	—	—	—	100,000	$6.00	$165,200
Mark W. Kehaya	4/17/2012	—	—	—	—	—	—	—	500,000	$6.00	$740,000

(1)

The amounts in the threshold, target and maximum columns represent the potential amounts that were payable based on the AIP targets and goals approved by the Committee. See the section entitled “Compensation Discussion and Analysis—Incentives—Annual Incentives” for additional information.

(2)	No Equity Incentive Plan Awards or Stock Awards were granted during fiscal year 2013.
(3)

This column represents premium-priced non-qualified stock options granted to each Named Executive Officer. The closing price of Alliance One International, Inc. common stock on April 17, 2012 was $3.45. See note 3 to the “Summary Compensation Table” for information regarding the calculation of grant date fair value and the section entitled “Compensation Discussion and Analysis – Incentives – Long-Term Incentive Compensation” for additional information.

Outstanding Equity Awards at Fiscal Year-End Table

The following table presents information regarding unexercised stock options and granted but unvested restricted stock awards held by the Named Executive Officers at March 31, 2013:

Outstanding Equity Awards at Fiscal Year-End
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested(1) ($)
J. Pieter Sikkel	1,500	—		$5.8000	6/11/2013
	11,250	—		$3.9600	8/30/2015
	15,000	—		$3.9400	8/17/2016
	49,000	—		$7.4800	8/16/2017
	200,000	300,000	(2)	$6.0000	3/24/2021
	—	500,000	(3)	$6.0000	4/17/2022
						40,000	$155,600	(5)
						6,750	$26,258	(6)
Robert A. Sheets	200,000	300,000	(2)	$6.0000	3/24/2021
	—	500,000	(3)	$6.0000	4/17/2022
						41,667	$162,085	(5)
						8,750	$34,038	(6)
J. Henry Denny	17,500	—		$6.9500	8/26/2013
	10,000	—		$6.4500	11/10/2014
	2,500	—		$3.9600	8/30/2015
	15,000	—		$3.9400	8/17/2016
	28,000	—		$7.4800	8/16/2017
	140,000	210,000	(2)	$6.0000	3/24/2021
	—	350,000	(3)	$6.0000	4/17/2022
						40,000	$155,600	(5)
						6,750	$26,258	(6)
Jose Maria Costa Garcia	1,000	—		$6.4500	11/10/2014
	1,875	—		$3.9600	8/30/2015
	2,500	—		$3.9400	8/17/2016
	14,300	—		$7.4800	8/16/2017
	40,000	60,000	(2)	$6.0000	3/24/2021
	—	100,000	(3)	$6.0000	4/17/2022
						11,000	$42,790	(5)
						1,000	$3,890	(6)
William L. O’Quinn, Jr.	5,000	—		$3.9600	8/30/2015
	5,000	—		$3.9400	8/17/2016
	14,300	—		$7.4800	8/16/2017
	40,000	60,000	(2)	$6.0000	3/24/2021
	—	100,000	(3)	$6.0000	4/17/2022
						5,500	$21,395	(5)
						463	$1,801	(6)
						12,333	$47,975	(7)
Mark W. Kehaya	4,500	—		$5.8000	6/11/2013
	100,000	400,000	(4)	$6.0000	4/17/2022

(1)	The market value of stock awards is based on the closing price of Alliance One common stock on March 28, 2013, the last trading day of the fiscal year, which was $3.89 per share.
(2)	Premium-priced non-qualified stock option awards granted on March 24, 2011. Awards vest 20% on each of the first, second, third, fourth and fifth anniversaries of the grant date.
(3)	Premium-priced non-qualified stock option awards granted on April 17, 2012. Awards vest 20% on each of the first, second, third, fourth and fifth anniversaries of the grant date.
(4)	Premium-priced non-qualified stock option awards granted on April 17, 2012. Awards vest 20% each on date of grant, and on the first, second, third and fourth anniversaries of the grant date.
(5)	Restricted stock units granted on October 18, 2010. Awards vest on October 18, 2013.
(6)	Restricted stock units granted on October 18, 2010. Awards vest on October 18, 2013.
(7)	Restricted stock units granted on February 9, 2011 in connection with Mr. O’Quinn’s promotion to Senior Vice President and Corporate Secretary on January 1, 2011. Awards vest on February 9, 2014.

Option Exercises and Stock Vested Table

The following table summarizes information for the Named Executive Officers with respect to stock option exercises and the vesting of restricted shares, restricted stock units and performance shares for fiscal year 2013.

Option Exercises and Stock Vested
	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vsesting ($)(2)
J. Pieter Sikkel	—	—	6,750	$20,925
Robert A. Sheets	—	—	8,750	$27,125
J. Henry Denny	—	—	6,750	$20,925
Jose Maria Costa Garcia	—	—	1,000	$3,100
William L. O’Quinn, Jr.	—	—	5,462	$17,532
Mark W. Kehaya	—	—	—	—

(1)

Restricted share vesting, restricted stock unit vesting and dollar value reflect amounts on a pre-tax basis. The plans under which the restricted shares and restricted stock units were granted permit the withholding of shares upon vesting to pay applicable income taxes.

(2)	Calculated by multiplying the number of shares vesting by the closing price of the Company’s common stock on the date of vesting.

Nonqualified Deferred Compensation Table

The following table presents information on the Company’s deferred compensation program, which provides for the deferral of compensation earned by the Named Executive Officers on a basis that is not tax qualified, as of March 31, 2013.

Nonqualified Deferred Compensation (1)
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (2)	Aggregate Balance at Last FYE ($)
J. Pieter Sikkel(3)	—	$55,331	$13,408	$380,091
Robert A. Sheets	—	$55,331	$7,407	$289,265
J. Henry Denny	—	$45,788	$6,451	$249,518
Jose Maria Costa Garcia(4)	$3,892	$27,493	$31,648	$307,563
William L. O’Quinn, Jr.	—	$17,826	$743	$41,293
Mark W. Kehaya(5)	—	—	—	—

(1)

During fiscal year 2013, the Named Executive Officers, with the exception of Mr. Kehaya, were participants in the Alliance One International, Inc. Supplemental Retirement Account Plan (the “AOI SRAP”), established April 1, 2007. The Plan is a non-qualified defined contribution supplemental retirement plan established to provide deferred compensation for a select group of management. Benefits under the AOI SRAP are based on a hypothetical bookkeeping account established for each participant. Each fiscal year, company credits and interest credits are added to the account. The company credit is equal to a specified percentage of base salary, bonus and annual incentive compensation paid to the participant during the fiscal year. For fiscal year 2013, the company credit for Messrs. Sheets, Sikkel and Denny was 7.5%. Mr. Costa Garcia’s company credit was prorated at 3% for 3 months and 7.5% for 8 months following his promotion. Mr. O’Quinn’s company credit was 5%. The interest credit each fiscal year is equal to the beginning account balance times the Moody’s Aa Corporate Bond Yield Average as of the beginning of the fiscal year. However, the interest crediting rate cannot exceed 120% of the applicable federal long-term rate prescribed by the Secretary of Treasury for the first month of the fiscal year. For fiscal year 2013, the interest crediting rate was 3.27%.

Each participant becomes vested in his AOI SRAP benefit after five years of service, whether or not the service is consecutive. Each of the Named Executive Officers is vested in the AOI SRAP benefit. However, a participant who is terminated for cause will forfeit any benefits otherwise payable under the AOI SRAP. Participants must also comply with a non-compete following termination of employment. A participant who violates the non-compete will forfeit all benefits under the AOI SRAP. However, the non-compete provision will not apply after a change in control.

Vested benefits are payable in 120 equal monthly installments starting in the seventh month following separation from service, unless the final account balance is less than $100,000, in which case the benefit will be payable in a lump-sum. The monthly installment amount is based on the final account balance plus interest at the AOI SRAP’s applicable interest crediting rate for the year. If the participant dies, unpaid installments are payable to the employee’s designated beneficiary.

Registrant contributions and aggregate earnings in the last fiscal year are not included in the compensation reported for fiscal year 2013 in the Summary Compensation Table included elsewhere in this proxy statement and amounts included in the aggregate balance at last fiscal year end were not included in compensation report in such tables in prior years.

(2)	None of the Named Executive Officers earned above-market returns on deferred compensation during fiscal year 2013.
(3)

Mr. Sikkel also has a vested balance in the Alliance One International, Inc. Global Pension Plan (the “AOI GPP”). The AOI GPP is a defined contribution pension plan established by the Company for certain international employees. Mr. Sikkel has not been an active participant in the AOI GPP since he transferred to the US in 2008. He no longer receives Company contributions, nor can he make contributions to the plan. Mr. Sikkel directs the investments in his account and bears complete investment risk. Mr. Sikkel’s amount in the column “Aggregate Earnings in Last FY” consists of $8,277 earned in the AOI SRAP and $5,131 in the AOI GPP. His amount in the column “Aggregate Balance at Last FYE” consists of $316,729 in the AOI SRAP and $63,363 in the AOI GPP.

(4)

Mr. Costa Garcia also has a vested balance in the Alliance One International Services Ltd Group Personal Pension Plan (The “AOISL PPP”), a defined contribution plan established by the Company for employees of Alliance One International Services Ltd based in the United Kingdom. The Company contributes a percentage of the participant’s salary, dependent upon age, to the participant’s AOISL PPP account, so long as the participant contributes a minimum amount. Mr. Costa Garcia’s ceased active participation in the AOISL PPP upon his promotion and transfer to the United States August 1, 2012. He no longer receives Company contributions, nor can he make contributions to the plan. Mr. Costa Garcia directs the investments in his account and bears complete investment risk. Mr. Costa Garcia’s amount in the column “Executive Contributions Last FY” consists of the amount he contributed to the AOISL PPP prior to his promotion and transfer. His amount in the column “Registrant Contributions Last FY” consists of $19,440 for the company credit in the AOI SRAP and $8,053 for the Company contribution in the AOISL PPP. His amount in the column “Aggregate Earnings in Last FY” consists of $1,671 earned in the AOI SRAP and $29,977 in the AOISL PPP. His amount in the column “Aggregate Balance at Last FYE” consists of $72,209 in the AOI SRAP and $235,354 in the AOISL PPP. The AOISL PPP is a GBP denominated account and the amounts are converted to US dollars using the exchange rate as of the end of the fiscal year, which was 1.5189 GBP to 1 USD.

(5)	Mr. Kehaya was not a participant in any non-qualified deferred compensation plan with the Company.

Pension Benefits Table

The following defined terms are used in the disclosure regarding pension benefits in this section:

“AOI Pension Plan” refers to the Alliance One International, Inc. Pension Plan

“AOI PEP” refers to the Alliance One International, Inc. Pension Equity Plan

“AOI SERP” refers to the Alliance One International, Inc. Supplemental Executive Retirement Plan

“SCC SERP” refers to the Standard Commercial Corporation Supplemental Retirement Plan

The following presents information as of March 31, 2013 concerning each of the Company’s defined benefit plans that provide for payments to be made to the Named Executive Officers at, following or in connection with retirement.

Pension Benefits
Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c )	Present Value of Accumulated Benefit ($) (1) (d)	Payments During Last Fiscal Year ($) (e)
J. Pieter Sikkel	AOI Pension Plan (2)	5.83	$68,818	—

			$68,818	—
Robert A. Sheets (6)	AOI Pension Plan (2)	14.75	$251,250	—
	SCC SERP (3)	9.75	$46,886	—

			$298,136	—
J. Henry Denny	AOI Pension Plan (2)	39.83	$476,108	—
	AOI SERP(4)	33.83	$450,182	—
	AOI PEP(5)	33.83	$1,110,870	—

			$2,037,160	—
Jose Maria Costa Garcia	AOI Pension Plan (2)	0.42	$7,653	—

			$7,653	—
William L. O’Quinn, Jr.	AOI Pension Plan (2)	7.67	$45,770	—

			$45,770	—
Mark W. Kehaya (7)	—	—	—	—

(1)

Pension benefits shown in the above table were determined using the methodology and material assumptions described in Note 13 of Notes to Consolidated Financial Statements included in Alliance One’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013, except as described in the footnotes below.

(2)	Present values for the AOI Pension Plan have been determined by assuming a retirement age of 65 (the normal retirement age specified in the Pension Plan).
(3)	The SCC SERP was frozen as of December 31, 2005. The present value calculations are based on the frozen benefit, assuming a retirement age of 65 (the normal retirement age specified in the SCC SERP).
(4)

The AOI SERP was frozen as of March 31, 2007. Present values for the net AOI SERP benefits have been determined by assuming a retirement age of 65 (the normal retirement age specified in the AOI SERP). The accumulated AOI SERP benefit as of March 31, 2013 is based on compensation and service through March 31, 2007 and the value of offsetting benefits (such as the AOI Pension Plan and the AOI PEP), determined as of March 31, 2013.

(5)

The AOI PEP was frozen as of March 31, 2007. The present value for the net AOI PEP benefit has been determined by assuming a retirement age of 60 (the normal retirement age specified in the AOI PEP). The accumulated AOI PEP benefit as of March 31, 2013 is based on compensation and service through March 31, 2007 and the value of offsetting benefits (such as the AOI Pension Plan) determined as of March 31, 2013.

(6)

Prior to terminating employment with the Company July 1, 2005, Mr. Sheets was a vested participant in the Standard Commercial Corporation Pension Plan (the “SCC Plan”). The AOI Pension Plan provides that a terminated vested participant in the SCC Plan who resumes employment after the SCC Plan was merged into the AOI Pension Plan will receive vesting, eligibility and benefit accrual credit for years of service while in the SCC Plan. As such, Mr. Sheets’ credited service in the AOI Pension Plan includes his years of service in the SCC Plan.

(7)	Mr. Kehaya is not a participant in any pension plan.

Plan Summaries/Provisions

Alliance One International, Inc. Pension Plan

The AOI Pension Plan is a funded and tax-qualified defined benefit pension plan that provides benefits under a “cash balance” formula. Under this formula, pension benefits are based on the participant’s notional account balance. As of the last day of each calendar year, the participant’s notional account balance is credited with a notional retirement credit equal to a percentage of eligible compensation for the year. The percentage is based on the participant’s age and years of total service with AOI or one of its subsidiaries, as follows:

Age plus Service	Retirement Credit
Under 40	3.5%
40-49	4.0%
50-59	5.0%
60-69	6.0%
70-79	7.0%
80 or more	8.0%

As of March 31, 2013, combined age and credited service for Messrs. Sikkel, Sheets, Denny, Costa Garcia and O’Quinn equaled 78, 73, 101, 67 and 52 respectively.

Eligible compensation generally includes all taxable earnings paid in cash plus the participant’s pre-tax 401(k) and cafeteria plan contributions for the year. However, eligible compensation does not include commissions and extra pay for foreign service. In addition, compensation in excess of the applicable IRS limit ($255,000 for calendar year 2013) is ignored.

The participant’s notional account balance is also credited with annual interest credits. The annual interest crediting rate for each calendar year is equal to the average rate paid on One Year Treasury Constant Maturity Bonds for the month of November in the preceding year, plus 1%. The interest crediting rate for calendar year 2013 is 1.18%.

As of March 31, 2013, the Alliance One Pension Plan covered all full-time, salaried employees of Alliance One and its subsidiaries who have completed 30 days of employment. Benefits earned under the AOI Pension Plan vest after three years of service with at least one hour of service on or after January 1, 2008 or upon attaining age 65 while actively employed.

A terminated participant may elect to receive the actuarially equivalent value of his or her vested accrued benefit in the form of a lump sum payment or an immediate or deferred annuity commencing at any time following termination of employment.

The Alliance One Pension Plan preserves certain early retirement rights for participants whose benefits include benefits earned under pension plans merged into the Alliance One Pension Plan. These provisions will not have a material effect on benefit payments for any of the Named Executive Officers. As of March 31, 2013, Messrs. Sheets and Denny were eligible for early retirement. Messrs. Sikkel, Costa Garcia and O’Quinn are not eligible for early retirement.

Alliance One International, Inc. Pension Equity Plan

The AOI PEP was amended and restated on March 30, 2007. The AOI PEP is an unfunded, nonqualified pension plan for selected current and former management employees. The AOI PEP provides an annual retirement allowance equal to 1.1% of the employee’s credited service multiplied by the employee’s final average compensation. Benefits payable to an employee under the AOI PEP are offset by all or a portion of the retirement benefits payable to the employee under certain other arrangements, including the Company’s domestic and foreign pension plans.

Under the AOI PEP, final average compensation is defined as the highest average of five consecutive fiscal years’ cash compensation during the ten preceding fiscal years. Compensation does not include commissions, extra pay for foreign service, amounts paid as special incentive bonuses in connection with the Merger, or severance benefits. Under the AOI PEP, final average compensation was frozen as of March 31, 2007. However, the value of the offsetting benefits is not frozen, and will not be determined until the employee’s termination of employment.

Credited service is the employee’s total period of service with the Company plus future service the employee would earn if he remained employed with the Company until age 65.

An employee will vest in his full AOI PEP benefit by remaining employed with the Company until the earlier of March 31, 2012, or the AOI PEP normal retirement date. The AOI PEP normal retirement date is the date the employee attains age 60 and the sum of his age and years of service equals at least 85. If the employee had the title of Senior Vice President or above with DIMON Incorporated (or one of its predecessor companies) prior to July 1, 1995, the employee’s AOI PEP normal retirement date is the date the employee attains age 55 and the sum of his age and years of service equals at least 85. An employee who terminates before full vesting but after a change in control is entitled to a pro-rated benefit. However, an employee who is terminated for cause will forfeit any benefits otherwise payable under the AOI PEP.

An unmarried employee will receive his vested AOI PEP retirement allowance in the form of a life annuity with monthly payments starting on his AOI PEP normal retirement date (or actual retirement date, if later). If the employee is married, he will begin receiving his vested AOI PEP retirement allowance at the same time as an unmarried plan participant, but in the form of an actuarially equivalent joint and 50% survivor annuity with the spouse as the contingent annuitant. Any amounts payable within six months after the retired employee’s separation from service will be withheld and paid, with interest, in the seventh month after separation.

If a married employee dies before retirement but after satisfying the AOI PEP’s vesting provisions (or after age 50, if earlier), his surviving spouse will receive a death benefit equal to the survivor benefit the spouse would have received if the employee had survived and started receiving benefits under a joint and 50% survivor annuity.

As of March 31, 2013, Mr. Denny was a participant in the AOI PEP and was eligible for normal retirement under the plan. Messrs. Sikkel, Sheets, Costa Garcia, O’Quinn and Kehaya are not participants in the AOI PEP.

Alliance One International, Inc. Supplemental Executive Retirement Plan

The AOI SERP was amended and restated on March 30, 2007. The AOI SERP is an unfunded, nonqualified pension plan for selected current and former management employees. The AOI SERP provides an annual retirement benefit equal to 50 percent of the employee’s final average compensation. Benefits payable to an employee under the AOI SERP are offset by all or a portion of the retirement benefits payable to the employee under certain other arrangements, including the Company’s domestic and foreign pension plans, social security-type programs of foreign countries, and profit-sharing accounts originally funded by a Company predecessor. AOI SERP benefits are also offset by supplemental retirement benefits payable under the terms of an employment agreement, unless the terms of an employment agreement provide otherwise.

Under the AOI SERP, final average compensation is defined as the average of the three highest fiscal years’ cash compensation during the ten preceding fiscal years. Compensation does not include commissions, extra pay for foreign service, amounts paid as special incentive bonuses in connection with the merger of Standard Commercial Corporation and DIMON Incorporated, or severance benefits. Under the AOI SERP, the employee’s final average compensation is frozen as of March 31, 2007. However, the value of the offsetting benefits is not frozen, and will not be determined until the employee’s termination of employment.

An employee will vest in his full AOI SERP benefit by remaining employed with the Company until the earlier of March 31, 2012, or the date the employee has attained age 60 and the sum of his age and years of service equal at least 80. An employee who terminates before full vesting but after a change in control is entitled to a pro-rated benefit. However, an employee who is terminated for cause will forfeit any benefits otherwise payable under the AOI SERP. Prior to a change in control, an employee’s benefits are also subject to forfeiture if the employee violates the AOI SERP’s non-compete provisions.

The vested AOI SERP benefit is payable in the form of an annuity for the life of the retired employee, with monthly payments commencing at age 65 (or actual retirement if later). However, any amounts payable within six months after the retired employee’s separation from service will be withheld and paid, with interest, in the seventh month after separation.

If the retired employee is married when AOI SERP benefit payments begin and his spouse survives him, his surviving spouse will receive monthly payments for her life in an amount equal to 50 percent of the monthly payments the retired employee was receiving. If a married employee dies before retirement but after satisfying the AOI SERP’s vesting provisions (or after age 50, if earlier), his surviving spouse will receive a pre-retirement death benefit equivalent in value to the 50 percent survivor benefit the spouse would have received if the employee had survived to age 65.

As of March 31, 2013, Mr. Denny was a participant in the AOI SERP and was eligible for normal retirement under the plan. Messrs. Sikkel, Sheets, Costa Garcia, O’Quinn and Kehaya are not participants in the AOI SERP.

Standard Commercial Corporation Supplemental Retirement Plan

The SCC SERP provided benefits that would otherwise have been provided under Standard Commercial Corporation’s tax-qualified pension plan but for Internal Revenue Code limitations on amounts which could be paid out of a tax-qualified plan. Benefits under the SCC SERP were frozen as of December 31, 2005.

As of March 31, 2013, Mr. Sheets was a participant in the SCC SERP. Messrs. Sikkel, Denny, Costa Garcia, O’Quinn and Kehaya are not participants in the SCC SERP.

Potential Payments Upon Termination or Change-in-Control

The following table presents the information on certain potential payments and benefits the Named Executive Officers would be entitled to receive on account of their termination of employment, assuming that their employment had been terminated on March 31, 2013 under the listed scenarios.

The table includes the value of termination benefits payable under employment agreements, nonvested equity awards, the AOI SERP, the AOI PEP and the SCC SERP. Except as specifically noted, the table does not include the value of benefits payable under the Alliance One International, Inc. Pension Plan or group insurance programs, or benefits that might be realized upon the Named Executive Officers’ exercise of equity awards that were vested as of March 31, 2013.

		Termination Scenario
Name	Benefit	Voluntary Termination without Good Reason	Disabilty	Death	Termination following Change-in- Control (1)	Involuntary Termination With Cause	Involuntary Termination without Cause (2)
J. Pieter Sikkel	Severance or Salary Continuation Payments (3)	—	$550,028	—	$1,100,000	—	$1,100,000
	Stock Options (4)	—	—	—	—	—	—
	Restricted Stock Units (5)	—	$181,858	$181,858	$181,858	—	$39,062
	Welfare Benefits (6)	—	$24,516	—	$32,688	—	$32,688

		—	$756,401	$181,858	$1,314,546	—	$1,171,750

Robert A. Sheets	Severance or Salary Continuation Payments	—	—	—	—	—	—
	Stock Options (4)	—	—	—	—	—	—
	Restricted Stock Units (5)	—	$196,122	$196,122	$196,122	—	$44,033
	SCC SERP (7)	$46,886	$46,886	$38,375	$46,886	$46,886	$46,886
	Welfare Benefits (6)	—	—	—	—	—	—

		$46,886	$243,008	$234,497	$243,008	$46,886	$90,919

J. Henry Denny	Severance or Salary Continuation Payments	—	—	—	—	—	—
	Stock Options (4)	—	—	—	—	—	—
	Restricted Stock Units (5)	—	$181,858	$181,858	$181,858	—	$39,062
	AOI PEP (7)	$1,123,635	$1,123,635	$562,515	$1,123,635	—	$1,123,635
	AOI SERP (7)	$452,034	$452,034	$226,618	$452,034	—	$452,034
	Welfare Benefits (6)	—	—	—	—	—	—

		$1,575,669	$1,757,527	$970,991	$1,757,527	—	$1,614,731

Jose Maria Costa Garcia	Severance or Salary Continuation Payments	—	—	—	—	—	—
	Stock Options (4)	—	—	—	—	—	—
	Restricted Stock Units (5)	—	$46,680	$46,680	$46,680	—	$9,077
	Welfare Benefits (6)	—	—	—	—	—	—

		—	$46,680	$46,680	$46,680	—	$9,077

William L. O’Quinn, Jr.	Severance or Salary Continuation Payments	—	—	—	—	—	—
	Stock Options (4)	—	—	—	—	—	—
	Restricted Stock Units (5)	—	$71,171	$71,171	$71,171	—	$12,462
	Welfare Benefits (6)	—	—	—	—	—	—

		—	$71,171	$71,171	$71,171	—	$12,462

Mark W. Kehaya (8)		—	—	—	—	—	—

		—	—	—	—	—	—

(1)

Amounts shown in this column represent benefits payable in the event of the Named Executive Officer’s termination following a change in control, provided that the termination is either a voluntary termination by the Named Executive Officer for good reason, or an involuntary termination by Alliance One without cause.

(2)	Amounts reflect benefits payable in the absence of a change in control.
(3)

The severance benefit shown for Mr. Sikkel under Disability is equal to two-thirds of his base salary in effect on March 31, 2013, for 18 month. The severance benefit shown for Termination following Change-in-Control and Involuntary Termination without Cause is based on two times his base salary in effect on March 31, 2013.

(4)

Stock option values are estimated based on the closing price of Alliance One stock on March 28, 2013, the last trading day of the fiscal year. Upon a Named Executive Officer’s termination of employment (other than a for cause termination by Alliance One), for Disability or after satisfying the eligibility requirements for retirement under the Alliance One Pension Plan, the options granted March 24, 2011 and April 17, 2012 shall vest immediately as detailed in the grant agreements. Messrs. Sheets and Denny met the retirement definition of being at least age 55 with 10 years of service as of March 31, 2013. However, because the closing price of Alliance One stock on March 31, 2013 was less than the $6.00 grant price, no value is included in the table.

(5)

Restricted stock unit values are estimated based on the closing price of Alliance One stock on March 31, 2013. Upon death, disability or upon a Change-in-Control, all restricted stock unit awards become immediately vested in accordance with the provisions of the grant agreements. Upon Involuntary Termination without Cause, a pro-rated amount based on the ratio of the number of whole months the Named Executive Officer remained in the continuous employ of the Company from the date of award through the date of termination to the number of months in the vesting period shall vest.

(6)

Amounts shown for welfare benefits reflect the value of Alliance One’s obligation to provide post-termination coverage under Alliance One’s employee welfare benefit plans, to the extent such coverage is not made available generally to all salaried employees on a nondiscriminatory basis.

Mr. Sikkel’s employment agreement entitles him to a health care coverage benefit for 24 months following termination in which the Company will reimburse Mr. Sikkel for up to eighteen months to the extent that the cost of his monthly premiums for coverage under COBRA exceeds the share of the monthly premiums he was paying to participate in the active health care coverage at the time of termination. Once the eighteen months of COBRA coverage is exhausted, the Company will reimburse Mr. Sikkel for the costs of his monthly premiums for replacement health insurance coverage, provided that such reimbursements do not exceed the amount being reimbursed at the time his right to coverage under COBRA ends. This benefit will cease at such time Mr. Sikkel becomes eligible for health care coverage through a subsequent employer.

(7)

Values reflect the present value of the accumulated benefit obligation for the applicable Named Executive Officer. Present values were determined using the same assumptions as described in the “Pension Benefits Table.” Benefits under the AOI SERP and AOI PEP are payable only in the form of an annuity, as described in the narrative following the “Pension Benefits Table.”

(8)	Mr. Kehaya is not entitled to any termination payments or benefits.

Employment Agreements

On February 5, 2013, the Company entered into an employment agreement with Mr. Sikkel which was effective as of March 1, 2013 that contains provisions relating to termination for cause, termination due to disability, termination other than cause and termination for good reason following a change-in-control of the Company. Mr. Sikkel’s employment agreement has an initial term expiring three years after the effective date and is subject to automatic annual renewals thereafter absent notice of non-renewal delivered by either the Company or Mr. Sikkel at least 90 days prior to the scheduled expiration. If Mr. Sikkel’s employment is terminated by the Company without cause, if Mr. Sikkel resigns his employment for good reason or Mr. Sikkel resigns for a change-in-control good reason within twelve months after a change-in-control of the Company, he will be entitled to receive severance equal to two times his annual base salary payable in 24 monthly installments. In addition to severance payments, in connection with a termination of employment as described above, Mr. Sikkel is entitled to health care coverage benefits for up to two years following termination and payment of up to $25,000 for outplacement services. If Mr. Sikkel’s employment is terminated because of disability, he is entitled to receive payments for 18 months at two-thirds of his annual base salary at time of termination. If Mr. Sikkel’s employment is terminated by the Company with cause or he separates from employment for any reason other than good reason or following a change-in-control, the Company is obligated to pay compensation and benefits only to the date of termination or separation. “Good reason” is defined to include any of the following events occurring within ninety-five days prior to separation of employment: Mr. Sikkel’s base salary is reduced more than fifteen percent unless the reduction is part of and at the same percentage as an across-the-board salary reduction for AOI’s senior management, AOI fails to perform any material obligation or breaches any material provision of the employment agreement, or Mr. Sikkel is not re-elected to the position of President and Chief Executive Officer; and, Mr. Sikkel resigns in writing within thirty days after such events arise.

Mr. Sikkel’s agreement also contains a world-wide non-competition provision for twelve months following a termination or separation of employment. In addition, he is subject to a prohibition on solicitation of Alliance One’s employees, customers and vendors, for a period of twenty-four months after any termination or separation of employment.

PROPOSAL FOUR

SHAREHOLDER PROPOSAL

The Province of St. Joseph of the Capuchin Order, 1015 North Ninth Street, Milwaukee, Wisconsin 53233 has advised the Company that it is an owner of more than $2,000 worth of shares of Alliance One common stock and that it intends to present the following proposal and supporting statement at the annual meeting. The proposal may be voted on at the annual meeting only if properly presented by the shareholder or its representative. In accordance with applicable proxy regulations, the proposal and supporting statement that are presented as received by the Company and for which the Company and our Board of Directors accept no responsibility, are set forth below (in italics).

Shareholder Proposal

WHEREAS, corporate lobbying exposes our company to risks that could affect the company’s stated goals, objectives, and ultimately shareholder value, and

WHEREAS, we rely on the information provided by our company to evaluate goals and objectives, and we, therefore, have a strong interest in full disclosure of our company’s lobbying to assess whether our company’s lobbying is consistent with its expressed goals and in the best interests of shareholders and long-term value.

RESOLVED, the shareholders of Alliance One International, Inc. (“Alliance One”) request the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Alliance One used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Alliance One’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by management and the Board for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Alliance One is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees of the Board and posted on the company’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of staff time and corporate funds to influence legislation and regulation both directly and indirectly. We believe such disclosure is in shareholders’ best interests. Absent a system of accountability, company assets could be used for objectives contrary to Alliance One’s long-term interests. We note that in 2010, our company paid a criminal fine of $9.45 million to settle charges of violating the Foreign Corrupt Practices Act by paying more than $1.2 million to officials in Thailand.

Alliance One spent approximately $160,000 in 2012 on direct federal lobbying activities (Senate reports). These figures do not include lobbying expenditures to influence legislation in states, nor do they include expenditures to influence legislation in other countries. Alliance One is listed as a member of the International Tobacco Growers’ Association. Alliance One does not disclose its memberships in, or payments to, trade associations, or the portions of such amounts used for lobbying.

We encourage our Board to require comprehensive disclosure related to direct, indirect and grassroots lobbying.

Board of Directors’ Statement in Opposition to Proposal

The Board of Directors believes the requested annual report would place a needless burden on the Company and would not provide meaningful additional information to the shareholders. The Company does not engage in significant lobbying activities. For example, for 2012, the Company’s lobbying expenditures were limited to no more than $270,000 in total payments related to federal lobbying activity. Information regarding federal lobbying payments is included in publicly available reports, which may be found on the U.S. Senate Office of Public Records web site at http://www.senate.gov/legislative/Public_Disclosure/LDA_reports.htm or the U.S. House of Representatives Office of the Clerk web site at http://lobbyingdisclosure.house.gov. The Company does not directly engage in “grassroots lobbying communications,” as defined in the shareholder proposal.

The Company is a member of a number of trade associations and tax-exempt organizations at the international, national, state and local level. From time to time, these organizations take positions, endorse legislation and communicate with government officials and the public on policy issues. Although these are not primarily lobbying entities, a portion of the dues or payments that the Company and other members make to such organizations may be part of the funds they use, in their discretion, to engage in lobbying activities. Because the Company does not direct how these funds are used and does not necessarily agree with every position that may be taken by such organizations, the Board does not believe payments made to these organizations would accurately reflect the Company’s relationship with these organizations or its position on many important public policy issues. Accordingly, the Board believes that disclosure of the Company’s membership in, or dues payments to, these organizations would provide shareholders with little, if any, meaningful information.

The Company’s Code of Business Conduct defines the Company’s expectations for legal and ethical behavior on the part of every employee—an obligation that is a condition of employment. The Code of Business Conduct, which is available on the Company’s website, sets forth the general requirements for and restrictions against political activities, and includes specific compliance policies governing lobbying. The Code of Business Conduct provides as follows:

Acting as a representative of the Company, you may only participate in partisan political activities as specifically directed by the Chief Executive Officer. If the political activity involves political contributions by the Corporation or any of its subsidiaries, whether monetary or nonmonetary, then you must obtain prior approval from the Company’s CCO [Chief Compliance Officer] or CCM [Corporate Compliance Manager]. You must record contributions appropriately in the Company’s books and records. Additionally, you must be careful not to engage in activities which could be considered lobbying. Lobbying is subject to various federal, state, and local laws and entails reporting requirements, and requires prior approval from the CCO or CCM. If you have questions concerning political activities, consult with the Company’s CCO or CCM.

The Company maintains an active compliance program throughout its operations. This compliance program is described in the Company’s Compliance Policy, which is available on the Company’s website. As noted in the Compliance Policy, the Company’s compliance program, along with its Code of Business Conduct, focus on ensuring that employees conduct the business of the Company with integrity in every area of its operations, protect Company assets and ensure their efficient use for legitimate business purposes, and record and report business transactions and financial information fully and accurately.

Finally, contrary to any inference that may be drawn from the shareholder’s supporting statement, none of the activities that resulted in the 2010 Foreign Corrupt Practices Act fine involved lobbying or other political activity.

ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

OTHER MATTERS

On this date, the Company is not aware of any matters to be presented for action at the meeting other than as stated in this notice. However, if any other matters requiring a vote of shareholders are properly presented at the meeting, it is intended that proxies in the accompanying form will be voted on such other matters in accordance with the judgment of the persons voting such proxies.

ANNUAL REPORT

The annual report, including consolidated financial statements of the Company and its subsidiaries for the fiscal year ended March 31, 2013, is first being mailed to shareholders with this proxy statement on or around July 8, 2013.

By Order of the Board of Directors:

William L. O’Quinn, Jr.
Secretary

ALLIANCE ONE INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

Embassy Suites Raleigh-Durham/Research Triangle

201 Harrison Oaks Blvd.

Cary, NC 27513

Smith and Cameron Meeting Rooms

August 8, 2013

10:00 a.m.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement and Proxy Card

are available at http://www.astproxyportal.com/ast/25603/

Please sign, date and mail your proxy card in

the envelope provided as soon as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢ 20530303000000000000 5	080813

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES,

“FOR” PROPOSALS 2 AND 3, AND “AGAINST” PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	Election of Directors: Four Class I nominees for a three-year term expiring in 2016, and one Class III nominee for a two-year term expiring in 2015:
NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	¡ Jeffrey A. Eckmann (Class I) ¡ Joyce L. Fitzpatrick (Class I) ¡ Carl L. Hausmann (Class III) ¡ John D. Rice (Class I) ¡ Norman A. Scher (Class I)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 31, 2014.	☐	☐	☐

3. Adoption of a resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers.	☐	☐	☐

4. Approval of the shareholder proposal requesting the preparation of annual reports on lobbying activities.	☐	☐	☐

In their discretion, the proxies are authorized to vote on such other business and matters incident to the conduct of the meeting as may properly come before it.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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PROXY

ALLIANCE ONE INTERNATIONAL, INC.

Annual Meeting of Shareholders - August 8, 2013

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints William L. O’Quinn, Jr. and Robert A. Sheets or either of them, each with full power of substitution, as proxies, to represent the undersigned and to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of ALLIANCE ONE INTERNATIONAL, INC., to be held at 10:00 a.m. on Thursday, August 8, 2013, at the Embassy Suites Raleigh-Durham/Research Triangle, 201 Harrison Oaks Blvd., Cary, NC 27513, Smith and Cameron Meeting Rooms, and at any adjournment(s) or postponement(s) thereof, in accordance with the instructions given on the reverse side of this card. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any adjournment(s) or postponement(s) thereof. To the extent no directions are given on a proposal, this proxy will be voted FOR the nominees listed on the reverse side, FOR proposals 2 and 3, and AGAINST proposal 4.

(Continued and to be signed on the reverse side.)

¢	14475 ¢